SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission file number 333-58137

                    CONTINENTAL CAPITAL & EQUITY CORPORATION
             (Exact name of registrant as specified in its charter)

                                      7311
            (Primary Standard Industrial Classification Code Number)

                                     FLORIDA
                            (State of Incorporation)

                                   59-3299963
                      (I.R.S. Employer Identification No.)

             195 WEKIVA SPRINGS ROAD, #200, LONGWOOD, FLORIDA 32779
               (Address of principal executive offices) (Zip Code)

                                 (407) 682-2001
                               (Telephone number)

         JIM SCHNORF, 195 WEKIVA SPRINGS ROAD, #200, LONGWOOD, FL 32779
                     (Name and Address of agent of service)

                                 (407) 682-2001
                               (Telephone number)

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box /X/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box /_/

                               Page 1 of 75 pages
                         Exhibit Index Begins on Page 76



Calculation of Registration Fee



============================ ==================== ================ ====================== ==========================
Title of each class of       Amount to be         Proposed         Proposed maximum       Amount of registration
securities to be registered  registered           maximum          aggregate offering     fee
                                                  offering price   price(1)
                                                  per share
============================ ==================== ================ ====================== ==========================
Common Shares                          2,000,000            $7.00            $14,000,000                  $7,000.00
---------------------------- -------------------- ---------------- ---------------------- --------------------------
Selected Dealer's Warrants               200,000                0                      0                          0
---------------------------- -------------------- ---------------- ---------------------- --------------------------
Common Shares Underlying                 200,000            $8.40             $1,680,000                    $840.00
Warrants
============================ ==================== ================ ====================== ==========================
TOTAL                                                                        $15,680,000                 $7,840.00*
============================ ==================== ================ ====================== ==========================

(1)      Based on the proposed offering price of $7.00 per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

* $7,000.00 previously paid as initial filing fee, $840.00 paid concurrently with this amendment.



CROSS REFERENCE SHEET

         Pursuant to Item 501(b) of Regulation S-K and Rule 404(a) the following cross-reference sheet shows the location in the Prospectus of the information required to be included in response to Items of Form SB-2/A.

================ ================================================  =================================================
PART I           Item                                              Location
================ ================================================  ================================================
Item 1           Forepart of Registration Statement and Outside    Forepart of Registration Statement and Outside
                 Front Cover Page of Prospectus                    Front Cover Page of Prospectus
---------------- ------------------------------------------------- -------------------------------------------------
Item 2           Inside Front and Outside Back Cover Pages of      Inside Front and Outside Back Cover Pages of
                 Prospectus                                        Prospectus
---------------- ------------------------------------------------- -------------------------------------------------
Item 3           Summary Information, Risk Factors and Ratio of    Summary, Risk Factors
                 Earnings to Fixed Charges
---------------- ------------------------------------------------- -------------------------------------------------
Item 4           Use of Proceeds                                   Use of Proceeds
---------------- ------------------------------------------------- -------------------------------------------------
Item 5           Determination of Offering Price                   Determination of Offering Price
---------------- ------------------------------------------------- -------------------------------------------------
Item 6           Dilution                                          Dilution
---------------- ------------------------------------------------- -------------------------------------------------
Item 7           Selling Security Holders                          None
---------------- ------------------------------------------------- -------------------------------------------------
Item 8           Plan of Distribution                              Plan of Distribution
---------------- ------------------------------------------------- -------------------------------------------------
Item 9           Legal Proceedings                                 Legal Matters
---------------- ------------------------------------------------- -------------------------------------------------
Item 10          Directors, Executive Officers, Promoters and      Directors, Executive Officers, Promoters and
                 Control Persons                                   Control Persons
---------------- ------------------------------------------------- -------------------------------------------------
Item 11          Security Ownership of Certain Beneficial          Security Ownership of Certain Beneficial
                 Ownership and Management                          Ownership and Management
---------------- ------------------------------------------------- -------------------------------------------------
Item 12          Description of Securities                         Description of Securities
---------------- ------------------------------------------------- -------------------------------------------------
Item 13          Interest of Named Experts and Counsel             Not Applicable
---------------- ------------------------------------------------- -------------------------------------------------
Item 14          Disclosure of Commission Position on              Management - Indemnification of Officers and
                 Indemnification For Securities Act Liabilities    Directors
---------------- ------------------------------------------------- -------------------------------------------------
Item 15          Organization within Last Five Years               Business History
---------------- ------------------------------------------------- -------------------------------------------------
Item 16          Description of Business                           Business History
---------------- ------------------------------------------------- -------------------------------------------------
Item 17          Management Discussion and Analysis of Operations  Management Discussion and Analysis of Operations
---------------- ------------------------------------------------- -------------------------------------------------
Item 18          Description of Property                           Business History
---------------- ------------------------------------------------- -------------------------------------------------
Item 19          Certain Relationships and Related Party           Certain Relationships and Related Party
                 Transactions                                      Transactions
---------------- ------------------------------------------------- -------------------------------------------------
Item 20          Market for Common Equity and Related              None
                 Stockholder Matters
---------------- ------------------------------------------------- -------------------------------------------------
Item 21          Executive Compensation                            Executive Compensation
---------------- ------------------------------------------------- -------------------------------------------------
Item 22          Financial Statements                              Financial Statements
---------------- ------------------------------------------------- -------------------------------------------------
Item 23          Changes In and Disagreements With Accountants     Changes In and Disagreements With Accountants



                                       3

================ ================================================= =================================================
PART II
================ ================================================= =================================================
---------------- ------------------------------------------------- -------------------------------------------------
Item 24          Indemnification of Officers and Directors         Indemnification
---------------- ------------------------------------------------- -------------------------------------------------
Item 25          Other Expenses of Issuance and Distribution       Other Expenses of Offering Registration and
                                                                   Distribution
---------------- ------------------------------------------------- -------------------------------------------------
Item 26          Recent Sales of Unregistered Securities           Recent Sales of Unregistered Securities
---------------- ------------------------------------------------- -------------------------------------------------
Item 27          Exhibits, Financial Statements and Schedules      Exhibits, Financial Statements and Schedules
---------------- ------------------------------------------------- -------------------------------------------------
Item 28          Undertakings                                      Undertakings
---------------- ------------------------------------------------- -------------------------------------------------
Item 29          Financial Statements and Schedules                Financial Statements and Schedules
================ ================================================= =================================================

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 10, 1998

                    CONTINENTAL CAPITAL & EQUITY CORPORATION

                       Two Million Shares of Common Stock

                                ($.01 par value)


         The offering price of $7.00 per Share is a price arbitrarily determined by the Company. Continental Capital & Equity Corporation is engaged in the Public Relations business for public companies.

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK

         This offering involves special risks concerning the Company, immediate substantial dilution from the public offering price, substantial competition, dependence upon management, continued control by present shareholders, possible market volatility of the share price, lack of any commitment to purchase shares, possible significant additional underwriting compensation through the sale of Warrants and possible dilution if the Warrants are exercised at their stated exercise price which may possibly be less than market price at date of exercise. (See "Risk Factors", "Dilution" and "Underwriting".)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================== ============================ =========================== ============================
                               Price to Public              Underwriting Commissions    Proceeds to Company(3)
                                                            (1)(2)
============================== ============================ =========================== ============================
Per Share                      $7.00                        $0.70                       $6.30
============================== ============================ =========================== ============================
Total (Maximum)                $14,000,000                  $1,400,000                  $12,600,000
============================== ============================ =========================== ============================

(1) The offering is being made by the Selected Dealers on a "best efforts" 2,000,000 share all or none basis. All proceeds from the sale of the shares being offered will be promptly deposited in a non-interest bearing escrow account (subscribers residing in states requiring the payment of interest will be paid interest by the Company at passbook rates if the escrow does not close) at the AmSouth Bank, Orlando, Florida, (the "Escrow Agent"). Unless at least $14,000,000 is on deposit in the escrow account within 60 days from the date of this Prospectus (which initial offering period may be extended for an additional period or periods of not more than 90 days in the aggregate by mutual consent of the Company and the Selected Dealers), the offering will be withdrawn and all funds will be returned promptly to subscribers by the Escrow Agent without deduction therefrom. A subscriber's payment tendered to the Escrow Agent will not be returned to the subscriber until the offering period has expired or the offering has otherwise been terminated. Funds will be transmitted to the Escrow Agent for deposit in the escrow account no later than noon on the day following receipt by the Underwriter or participating dealer. (See "Underwriting".)

(2) Does not include a nonaccountable expense allowance of 3% of the aggregate proceeds realized from the sale of the shares offered hereby payable to the selected Dealers. See "Distribution" for information concerning the Company's agreement (a) to sell to the Selected Dealers warrants to purchase up to 200,000 shares of common stock exercisable at $8.40 per share; and (b) to indemnify the selected dealers against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deduction of expenses payable by the Company in connection with this offering, estimated at $500,000 for filing, printing, legal fees, accounting fees, Selected Dealers' accountable expense allowances and Blue Sky expenses. The Company will pay approximately $500,000 toward these expenses.

         The Company will be subject to the reporting requirements of Section 13(a) of the Exchange Act after effectiveness of this offering and in accordance therewith will be required to file reports and other information with the Securities and Exchange Commission. This information may be inspected and copied at the office of Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Company undertakes to provide, without charge, to any person to whom a Prospectus is delivered, upon oral or written request of such person, a copy of an any and all information if any, that has been incorporated by reference in the Prospectus. Such information can be obtained from 195 Wekiva Springs Road, Suite #200, Longwood, FL 32779 (407) 682-2001.

         THE SECURITIES DESCRIBED HEREIN ARE OFFERED BY CERTAIN SELECTED DEALERS AS AGENTS FOR THE COMPANY SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION, OR MODIFICATION OF THE OFFERING, WITHOUT NOTICE, BY THE COMPANY OR THE UNDERWRITER. OFFERS TO PURCHASE AND CONFIRMATIONS OF SALES ISSUED BY THE SELECTED DEALERS ARE SUBJECT TO: (I) ACCEPTANCE BY THE COMPANY AND THE SELECTED DEALER, (II) THE SALE OF THE MINIMUM NUMBER OF SHARES SPECIFIED HEREIN, (III) THE RELEASE AND DELIVERY OF THE PROCEEDS OF THIS OFFERING TO THE COMPANY, (IV) THE DELIVERY OF THE SECURITIES AND THEIR ACCEPTANCE BY THE SELECTED DEALER, AND (V) THE RIGHT OF THE COMPANY AND THE SELECTED DEALERS TO REJECT ANY AND ALL OFFERS TO PURCHASE AND TO CANCEL ANY SALE AT ANY TIME, PRIOR TO THE PURCHASE PRICE BEING DELIVERED TO THE COMPANY IN EXCHANGE FOR DELIVERY TO THE SELECTED DEALER OF THE CERTIFICATE ISSUED FOR THE PURCHASE PRICE, EVEN AFTER A CONFIRMATION HAS BEEN ISSUED AND THE PURCHASE PRICE HAS BEEN PAID BY THE RECIPIENT OF THE CONFIRMATION, IF SUCH SALE OR ITS COMPLETION, IN THE OPINION OF THE SELECTED DEALERS, VIOLATED OR VIOLATES FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELECTED DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         A SIGNIFICANT AMOUNT OF THE SECURITIES DESCRIBED HEREIN MAY BE SOLD TO CUSTOMERS OF THE SELECTED DEALERS. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF SUCH SECURITIES THROUGH AND/OR WITH THE SELECTED DEALER. ALTHOUGH THEY HAVE NO LEGAL OBLIGATIONS TO DO SO, THE SELECTED DEALERS FROM TIME TO TIME MAY BECOME A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN SUCH SECURITIES. THE SELECTED DEALERS, IF THEY PARTICIPATE IN THE MARKET, MAY BE A DOMINATING INFLUENCE IN THE MARKET FOR THE SECURITIES DESCRIBED HEREIN. THE PRICES AND LIQUIDITY OF THE SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE SELECTED DEALERS' PARTICIPATION IN SUCH MARKET.

         OFFICERS, DIRECTORS AND AFFILIATES OF THE COMPANY MAY PURCHASE UP TO AN AGGREGATE AMOUNT OF 10% OF THE SECURITIES OFFERED HEREBY AT THE PUBLIC OFFERING PRICE. SUCH SECURITIES IF PURCHASED WILL BE PURCHASED FOR INVESTMENT AND NOT WITH THE INTENT OF RESALE EXCEPT IN COMPLIANCE WITH APPLICABLE LAW. NO SINGLE OFFICER, DIRECTOR, OR AFFILIATE WILL PURCHASE MORE THAN 1% OF THE OFFERING.

         IN ADDITION THE SELECTED DEALERS, AT THE REQUEST OF THE COMPANY, MAY SELL SHARES OFFERED HEREBY TO PERSONS DESIGNATED BY THE COMPANY, IF SUCH SALES MAY LEGALLY BE MADE. SUCH PERSONS HAVE NOT YET BEEN SPECIFICALLY IDENTIFIED BUT WOULD CONSIST OF FRIENDS AND BUSINESS ASSOCIATES OF MANAGEMENT.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the information and financial statements appearing elsewhere in this Prospectus.

THE COMPANY

         Continental Capital & Equity Corporation ("CCEC" or "the Company" hereafter), a Florida Corporation, incorporated in 1992, is a full service financial public relations firm, headquartered in Longwood, Florida. In February 1995 CCEC reincorporated to use "S" corporation tax status and continued business. The Company was established primarily to provide pro-active financial public relations strategies designed to enhance investment community awareness of publicly traded companies.

USE OF PROCEEDS

         The Company intends to use the proceeds of this offering (net of underwriting commissions and offering expenses), assuming the maximum shares are sold at the price set by the Company of $7.00 per share, in the amounts and priorities as follows:

         Acquisitions                                             $ 8,000,000
         Expansion of working capital
              and general corporate purposes                      $ 2,000,000
         Undistributed Subchapter S earnings
              dividend distribution to shareholder                $ 1,000,000
         General and administrative                              $    600,000
         Marketing expenditures                                  $    500,000

         Totals                                                   $12,100,000

(See "The Company" and "Use of Proceeds")

RISK FACTORS

         The Company has at various times since its inception in 1992 encountered substantial competition. Any potential purchaser of the shares should carefully review all "Risk Factors" section and the "Financial Statements" section herein.

THE OFFERING

         The Company proposes to offer 2,000,000 shares of its common stock at the offering price of $7.00 per share as determined by the Company. (See "Plan of Distribution" for information concerning the offering.)

Net Proceeds to the Company (1)

                  Completed Offering                 $12,100,000

Common stock outstanding
prior to offering                                      4,000,000 shares

Common stock outstanding after
offering (2)                                           6,000,000 shares

Percentage of stock to be owned by Present Shareholder after offering (2)(3)(4) - 67%

(1) Assumes the shares are sold at $7.00 per share, after payment of the commission to the Selected Dealers of 10% of the proceeds and the deduction of the offering costs of $500,000.

(2) Does not include up to 200,000 shares subject to employee incentive stock option/share plans which may initially be offered to directors, officers and employees of the Company. This plan has not been formally approved and adopted by the Company.

(3) Based upon 6,000,000 shares to be issued and outstanding after the sale of the total number of shares offered.

(4) These percentages assume that existing shareholders purchase no shares offered hereby. As of June 30, 1998, the Company had one record shareholder including nominees. An anticipated low trading volume of the Company's shares would make share price susceptible to substantial price swings should volume of any significant size and frequency occur in buying or selling of the Company's shares.

SUMMARY FINANCIAL INFORMATION

         The  following  summary  financial   information   should  be  read  in
conjunction  with the  financial  statements  of the Company  and related  notes included elsewhere in this Prospectus.

         Financial information for the year ended December 31, 1997 is compared to the year ended December 31, 1996.


                                                               December 31, 1997         December 31, 1996
                                                       -------------------------- -------------------------
Total Current Assets                                                  $2,254,086                $1,560,420
Other                                                                    $31,992                   $39,612
                                                       -------------------------- -------------------------
Total Assets                                                          $2,286,078                $1,600,032
Total Current Liabilities                                             $2,129,000                  $445,830
Total Shareholder's Equity                                              $157,078                  $154,202
                                                       ========================== =========================




                                                                       December 31, 1997          December 31, 1996
                                                                ------------------------- --------------------------
Total Revenues and Fees                                                       $6,079,105                 $4,573,771
Total Cost of Revenues and Fees                                               $1,225,580                 $1,439,836
General and Administrative Expenses                                           $3,205,119                 $1,930,554
                                                                ------------------------- --------------------------
Income From Operations                                                        $1,648,406                 $1,203,381
Total Other Income (Expenses)                                                    $89,031                    $53,552
                                                                ------------------------- --------------------------
Net Income                                                                    $1,737,437                 $1,256,933
                                                                ========================= ==========================
Basic and Diluted Earnings Per Common Shares                                        $.43                       $.31
                                                                ========================= ==========================
Weighted Average Number of Common Shares Outstanding
                                                                               4,000,000                  4,000,000
                                                                ========================= ==========================
Net Income Prior to Pro Forma Adjustments                                     $1,737,437                 $1,256,933
Pro Forma Provision For Income Taxes                                          ($506,500)                 ($487,000)
                                                                ------------------------- --------------------------
Pro Forma Net Income                                                          $1,230,937                   $769,933
                                                                ========================= ==========================

         The following unaudited supplementary data presents net income per share for the fiscal year ended December 31, 1997 and the six months ended June
30, 1998 as adjusted to give effect to the proposed sale of common stock as if it had occurred on January 1, 1997, for the 1997 year, or January 1, 1998, for the six months ended June 30, 1998. The calculations assume a sale price of $7.00 per share if the offering of shares (2,000,000) is sold as of January 1, of the pro forma year, and no additional income or loss has occurred.




                                                                                PERIOD
                                                                   DEC. 31, 1997             JUNE 30, 1998
                                                                 ---------------             -------------
Net income before income
  taxes as reported                                                         $.43                      $.27
Adjustment to reflect
  income tax expense                                                        $.12                      $.08

Net income as adjusted                                                      $.31                      $.19

Weighted average common
  shares outstanding                                                   4,000,000                 4,000,000
Adjustment for the proposed
  sale of 2 million shares                                             2,000,000                 2,000,000
                                                                       ---------                 ---------
Number of common shares assumed
  to be outstanding, as adjusted                                       6,000,000                 6,000,000

Income per common share, as
  adjusted for pro-forma income tax expense                                 $.31                      $.19

Income per common
  share, as adjusted to reflect
  proposed sale of 2,000,000 shares                                         $.20                      $.13



         The following unaudited supplementary data presents comparative summary financial information for the six months ended June 30, 1998 and 1997:




                                                               First Six Months 1997         First Six Months 1998
                                                      ------------------------------- -----------------------------
Total Revenues & Fees                                                     $2,659,732                    $2,875,219
Total Cost of Revenues & Fees                                               $503,470                      $321,565
General and Administrative Expenses                                       $1,356,322                    $1,490,741
                                                      ------------------------------- -----------------------------
Income From Operations                                                      $799,940                    $1,062,913
Total Other Income (Expenses)                                                $31,490                       $27,521
"S" Corp. Net Income                                                        $831,430                    $1,090,434
                                                      =============================== =============================
Basic and Diluted Earnings Per Common Share
                                                                                $.21                          $.27
                                                      =============================== =============================
Weighted Average Number of Common Shares Outstanding
                                                                           4,000,000                     4,000,000
                                                      =============================== =============================



(1) Gives effect to the sale of the offering of 2,000,000 shares offered hereby at the offering price of $7.00 per share and the receipt and application of the net proceeds of the offering by the Company without giving effect to the exercise, if any, of the Selected Dealers' Warrants for up to 200,000 shares. (See "Use of Proceeds").



                                     COMPANY

PREVIOUS HISTORY

         The original company was founded September 1, 1992, and commenced acting as a financial publishing company for public companies. In 1995, the company was reincorporated and the predecessor conveyed all of its assets, name and business to a newly formed company solely owned by John Manion to use "S" corporation tax status. The new company assumed the name Continental Capital & Equity Corporation.

BUSINESS OF ISSUER

GENERAL INFORMATION

         Continental Capital & Equity Corporation ("CCEC"), a Florida Corporation, originally incorporated 1992 in Florida, is a full service financial public relations firm, headquartered in Longwood, Florida. The Company was established primarily to provide pro-active financial public relations strategies designed to enhance market exposure for public companies.

         CCEC initially introduced a single proprietary product, a direct mail piece entitled Inside Wall Street. Each issue of Inside Wall Street features one public company and is designed to generate investor inquiries via a 24-hour, toll-free number and a pre-paid business reply card. Upon receipt, all investor responses are immediately captured in CCEC's data bank, categorized, and each respective respondent is mailed a Corporate Profile, which spotlights the fundamentals of the featured company. The names of these potential shareholders are then forwarded to stockbrokers with interest in the client company's industry and who have geographic proximity to the respondent. These stockbrokers have been familiarized with CCEC's client company. Through follow-up and proprietary tracking methods, CCEC is capable of quantifying results and delivering tangible evidence of lead conversions, retail market buying activity, institutional involvement, and unsolicited order flow, the latter which often occurs in discount brokerage houses.

         Average response rates for successful national direct mail campaigns are typically in the 1% to 1.5% range, yet Inside Wall Street has generated regular average returns of approximately 4%. CCEC experienced response rates of over 7% on two of its campaigns of 1997. This significant rate of response is due to CCEC's ability to target and identify specific groups of investors who have demonstrated a previous interest in the small and micro-cap arenas.

         In January of 1996, CCEC entered cyber space with the creation of its web site, www.insidewallstreet.com. The web site provided CCEC with another tool to increase the investor awareness of CCEC's publicly traded clients. Achieving nearly 20,000 hits per month in the first year, the site has achieved participation levels as high as 750,000 hits per month. The www.insidewallstreet.com web site has also attracted the interest of major "advertisers" including IBM, Charles Schwab, Chase Manhattan, VISA, Investors Business Daily and many others. CCEC anticipates the further integration of such technology into client campaigns in the future, and the Company believes this strategy will lead to enhanced revenue opportunities.

         Recognizing that communication with a network of retail stockbrokers is crucial to the success of every campaign, CCEC established its broker relations department in January 1997. This internal organization initiates a significant number of telephone calls per day to stockbrokers around the world. The broker relations department also ships due diligence packages to brokers, traders, analysts and institutional fund managers. The broker relations department plays a key role in enhancing broad retail participation and sizeable position taking in the common stock of various featured clients. Activities of the broker relations department are constantly monitored with results verified and captured in sophisticated tracking systems. Results are then analyzed and conveyed to the client in professional reports - both at interim periods and at the campaign's close.

         In addition, CCEC continues to perform many other services for its clients including writing and distributing press releases, coordinating "road shows" and broker due diligence meetings, showcasing companies at financial seminars, expos and trade shows, disseminating information via fax broadcasting, effecting media coverage in trade and financial publications, financial radio and television, and introducing its clients to interested market makers and retail brokerage firms.

         CCEC also has the ability to build corporate web sites for clients, produce annual reports, introduce debt and equity financiers to clients seeking funding sources, identify and evaluate prospective merger and acquisition candidates for clients, and assist with the overall implementation of client companies' business plans.

CURRENT BUSINESS OPERATIONS

         1997 was the highest revenue and investment income producing year in its history, with total revenue of approximately $6.1 million, resulting in pre-tax profits of approximately $1.7 million. The clientele which CCEC is now attracting is evolving to reflect more high cap companies trading on the AMEX and NASDAQ-NMS exchanges who are seeking both retail and institutional participation. To service its clients, CCEC is comprised of the following operating departments:

CORPORATE SALES

         CCEC's current sales staff of ten individuals has responsibility for identifying, negotiating, and coordinating all sales and marketing efforts for the company.

         CCEC's corporate sales staff evaluates fundamental and technical issues associated with a prospective client, with the goal being to identify obstacles to the client achieving specific market objectives. Upon the completion of this step, the sales-person proposes and implements a customized marketing plan designed to achieve the targeted objectives for the client. CCEC's campaigns may take into consideration raising capital via introductions to reputable investment banking contacts, evaluating potential merger/acquisition candidates, increasing market awareness through broader retail participation, and the achievement of greater awareness of the client company in the investment community as a whole through comprehensive Inside Wall Street direct mail and tele-marketing campaigns. The CCEC corporate sales representative's goal is to become a strategic partner of the client company.

MARKET ACCESS MANAGEMENT GROUP

         CCEC recently commenced the operations of the Market Access Program, designed to provide higher cap companies with increased market exposure. CCEC's Market Access Program involves primarily analysts, institutions, fund managers, and industry oriented media. Contracts are long term (usually 24 months). CCEC believes that the Market Access Program represents a logical integration of traditional financial public relations and pro-active marketing strategies. By focusing on key relationships with broker dealers, the financial media, institutions, and analysts, CCEC believes its MAP representatives will be able to build additional critical relationships with market allies on behalf of their client companies.

CONSULTING SERVICES

         Another revenue source was created by CCEC's ability to consult in recapitalizations for its clients. In most cases, CCEC representatives refer their clients to funders who wish to have an active participation in private placements, debt offerings, convertible debentures, or in preferred stock purchases. CCEC is typically paid a consulting fee for its services in structuring the recapitalization. CCEC often is then employed as the financial public relations company for the client in question. Equity funders have also become a considerable source of referral business for CCEC, as they often insist that a financial public relations campaign be in place prior, during and after an equity placement.

         CCEC has also been strategically involved in a number of mergers and acquisitions. These opportunities often occur because CCEC keeps active files on clients which do not meet CCEC's criteria for representation. These candidates may lack key management, working capital, product development, or sufficient market penetration. However, when merged with or acquired by another CCEC client or prospective client, the goals of all parties involved can often be achieved.

TECHNOLOGY AND PRODUCTION

         In addition to the revenues generated directly from the traditional sales campaign, CCEC continues to develop other potential sources of revenue. The CCEC Technology and Production Department (TPD) is responsible for creating all the printed materials incorporated in CCEC's direct mail campaigns, as well as creating and maintaining all CCEC web sites. With experience on the world wide web and in color printing and graphics, the TPD has also created revenue for CCEC by producing materials for CCEC's clients. These materials include corporate literature, development of company web sites, and complete production of direct mail packages for non-investor use.

         TPD has set its sights on capturing a percentage of the web site development and maintenance work which is prevalent amongst CCEC's current clientele, as well as other public companies. These services will emulate those which TPD already performs for CCEC including the following:

         www.insidewallstreet.com
         - with participation levels as high as 750,000 hits a month, www.insidewallstreet.com is proving to be a significant part of many Inside Wall Street direct marketing campaigns. Features on this site are designed to provide a wide range of resources for the potential investor. In addition to offering the "Inside Wall Street" direct marketing piece on-line, the site gives potential investors immediate access to fact sheets, stock quotes, press releases, EDGAR filings, conference call transcripts, and e-mail updates. The site also functions to generate a significant quantity of investor leads for dissemination to the brokerage community.

         www.insidewallstreet.com also features specialty areas of interest including Hot Stock of the Week, direct or hyper links to other financial-oriented sites, and reprinted commentary from industry analysts. Further, the site supports sufficient traffic such that CCEC has been able to sell banner advertising to major companies like IBM, VISA, Chase Manhattan and Charles Schwab. www.insidewallstreet.com has also entered into revenue-sharing relationships with companies like Investors Business Daily.

         www.brokerdata.com
         - this site provides brokers with instant access to "fast fact sheets", corporate profiles, and other relevant data on CCEC's client companies. Designed with limited graphics which typically slow down loading time, brokers can gather information rapidly and "hands free," thus providing a tool to help increase the effectiveness of their presentations and closing ratios. In 1998, CCEC expects to introduce new and innovative tools on this site expressly for the stockbrokers, including advanced industry education opportunities, Regional Investment Banking association conference schedules, and other relevant industry information.

         www.smallcapfinancial.com
         - designed as a "proving ground" for new and innovative Internet applications, smcp.com is a tool for delivering information to the investment community. Specifically, this site provides the means to test and qualify such applications as "real audio" conferences with client company executives, as well as live stock quotes. Once these functions are sufficiently tested and proven, they will be introduced on the www.insidewallstreet.com site. In 1998, CCEC may also consider utilizing this site to generate an alternate source of revenue by permitting financial newsletter writers and other financial public relations firms to purchase space on the site for shared revenue opportunities.

         www.prpower.com
         - this site represents CCEC's "store front" on the web. It allows potential clients to explore the services offered by CCEC, as well as the ability to contact the company directly via e-mail, phone, fax, or mail.

         Technology personnel within TPD are capable of creating and maintaining corporate web sites for client companies, producing CD-Rom versions of annual reports or other corporate presentations, and creating interactive sales tools for clients which incorporate slide show presentations, live video and audio spots, and computer generated images. Collectively, these capabilities represent additional revenue and profit potential for CCEC in 1998 and beyond. CCEC intends to exploit these opportunities through an aggressive sales and marketing program targeting both CCEC's client and other organizations seeking electronic support services.

MANAGEMENT INFORMATION SYSTEMS

         CCEC mail campaigns, radio programs, television commercials and Internet pages are designed to create investor responses. The names, addresses and phone numbers of investors which are generated by these media campaigns are managed in CCEC's proprietary database. The names are categorized, profiled, and verified for accuracy, assuring that users of these names will receive 98% guaranteed accuracy and deliverable addressees. CCEC has invested in customized, proprietary software systems which are capable of consolidating relevant geographic and demographic criteria associated with each captured name, be it an individual investor or retail stockbroker.

         CCEC's Management Information Systems (MIS) department also plays a key role in assisting the sales function as it is responsible for the marketing and fulfillment of specialty list orders from major direct mail users including the Republican National Party, Forbes, MBNA National Bank, Investor Business Daily, The Wall Street Journal, USA Today and other clients. The result of involving the MIS Department in sales of the Company's lists is a savings of nearly $90,000 in annual costs and the potential to generate additional revenues.

OPERATIONS DEPARTMENT

         The Operations Department has the responsibility of supervising all aspects of production, lead distribution, and back-end analysis of each Inside Wall Street campaign, in addition to providing general sales support. Serving as the central point of activity on each campaign, this department remains in constant communication with each client company, coordinating all copywriting, editing, creative and production issues, writing and disseminating press releases, tracking and monitoring broker performance and overall campaign results, cultivating and overseeing relationships with commercial vendors and service providers, and serving as the primary liaison between all internal divisions.

BROKER RELATIONS DEPARTMENT

         CCEC's Broker Relations Department initiates a significant number of calls per day and sends substantial quantities of due diligence packages to brokers, traders, analysts and institutional fund managers in an effort to stimulate interest on behalf of each client company. It is this department which is responsible for attracting new market makers, initiating broad retail participation, and coordinating sizable position-taking in each featured client's stock. Additionally, the Broker Relations Department generates a significant number of leads from the brokerage community. These leads are given to the CCEC Corporate Sales Staff and, at times, result in a Financial Public Relations Agreement being signed.

FINANCIAL CONSULTING TEAM

         Led by CCEC's Chairman of the Board, the Financial Consulting Team was created to advise the management of both publicly listed and privately held corporations seeking assistance with sophisticated or complex corporate objectives, i.e. shell acquisition, mergers/acquisitions, specialized funding situations, restructuring considerations, investment banking introductions and other related matters. Fees associated with financial consulting services depend wholly on the objective(s) to be achieved and may include compensation payable in monthly retainer fees, cash, restricted shares, or a combination of all the above. This area has the potential to become one of the fastest growing segments of CCEC's business. The Financial Consulting Team consists of John Manion (President), Jim Schnorf (Chief Operating Officer/Chief Financial Officer), and Michael Manion (Director of Financial Consulting Services).

                            MANAGEMENT AND OPERATIONS

BUSINESS PLAN

         The primary goal of Continental Capital & Equity Corporation is to become a widely respected financial public relations firm for public companies. There are a number of steps that appear to be clearly defined as the Company strives for the attainment of that goal. These include but are not limited to the following:

         *        Creation or acquisition of a financial television program;

         * Acquisition of competitive and profitable financial public relations firms;

         *        Acquisition of profitable and synergistic businesses; and

         * Continued recruitment and technical training of middle and upper management.


MISSION STATEMENT

         Continental Capital & Equity Corporation's mission is to maximize market liquidity and sponsorship for our clients. CCEC is committed to results with integrity, and to bridging the information gap between publicly traded companies, investors and the brokerage industry.

TELEVISION SHOW SALES

         Capital Media Partners, Inc., a corporation controlled by John Manion, President of CCEC, developed with Inside Wall Street, Inc., a Florida based corporation not affiliated with the Registrant, a concept for a thirty minute, nationally broadcast television news show to be aired weekly, the entity being known as Madison & Wall Partners. In August, 1998 Inside Wall Street, Inc. sold its interest in Madison & Wall Partners to Advantage List & Marketing Corporation, an entity controlled by John Manion, President of CCEC. CCEC will sell this additional product to its clients because management believes it will be complementary and synergistic to the Company's existing services. CCEC further believes that this additional service will attract new clients, some of which may also retain CCEC for financial public relations services.

         The television show, as planned, will be hosted by Bob Berkowitz, an emmy winning television anchor person. Each segment is planned to consist of three client companies, providing each company with approximately six to seven minutes of air time for the respective company's chief executive officer (or other executive level personnel) to describe the company and its business to the investment community.

         The first client for the television program was signed June 16, 1998, and the second client was signed in early August, 1998. It is anticipated that a third client will be contracted within a timeframe to debut the first show in Fall, 1998. It is further anticipated that the standard agreement will yield revenues of approximately $60,000 per client ($180,000 per show).

         Certain CCEC resources will be utilized in the development of the program, including the services of CCEC's technology area. CCEC will charge to Madison & Wall in reasonable proportion to the resources that CCEC utilizes for the program. In addition, it is anticipated that a number of clients will contract with CCEC for services in addition to participating in the television show.

CONSOLIDATION OF HIGHLY FRAGMENTED FINANCIAL PUBLIC RELATIONS INDUSTRY

         CCEC is considered a "non-traditional" financial public relations firm. There are many other firms which also fall under this broad classification, throughout the United States and abroad. Conversely, there are scores of other financial public relations firms which prefer using a more "traditional" approach to generating investor awareness for their clients. This traditional approach provides for the dissemination of corporate press announcements through wire services, the fulfillment of requests for investor kits, and the arranging of tele-conferences and on-site broker due diligence meetings in select cities. A few of these firms also specialize in the design and production of quarterly reports and annual reports for their clients.

         In many cases, a public company will hire a "traditional" firm in conjunction with CCEC or immediately following one of CCEC's direct marketing campaigns. The costs associated with traditional financial public relations typically average between $50,000 and $100,000 each year plus expenses, as compared to a typical fee of approximately $250,000 charged by CCEC for a six to eight month comprehensive Inside Wall Street direct marketing campaign.

         Believing that CCEC had the necessary infrastructure in place to compete in the delivery of more "traditional" services, and thus capture additional marketshare in the "traditional" financial public relations segment, CCEC launched the Market Access Program in November, 1997.

         CCEC management has begun pursuing acquisition candidates currently operating within the traditional financial public relations arena. Potential acquisitions must fulfill a number of strategic and synergistic criteria including location, existing infrastructure, industry experience, quality of current clientele, management, and revenue and earnings growth potential.

         CCEC desires to establish a New York City satellite office, in part to pursue primary acquisition targets geographically headquartered where most of the world's trading activity takes place. Secondary markets where CCEC believes that a branch office may prove advantageous include Chicago or Minneapolis and Los Angeles or San Francisco. Preliminary discussions with certain qualified candidates in these markets have been initiated.

         CCEC's management believes there are a significant number of small financial public relations firms which make impressive impacts on the investment community via specific niche selection. CCEC believes that significant synergy can be amassed by integrating the resources of CCEC and select firms within the industry.

VERTICAL INTEGRATION OF COMPLEMENTARY SERVICES

         Although CCEC's management places less emphasis on this segment of its business plan, vertical integration of complementary and synergistic services makes fiscal sense to the long term growth of CCEC. CCEC is one of the largest accounts of a regional printing company located in Orlando, Florida. CCEC's Chairman is also knowledgeable in the printing industry. An appropriate acquisition could provide CCEC with a pricing advantage over competitors - especially in view of the fact that CCEC intends to enter annual report printing and distribution, a market which is estimated at $3 billion per year. The ability to print annual reports as well as Inside Wall Street direct mail pieces and corporate profiles at lower costs while creating increased revenues for the printing company could serve to enhance CCEC's competitive advantages.

         CCEC also believes that the acquisition of a reputable advertising agency would help CCEC introduce new disciplines to its clients. Having a full service ad agency on board could promote greater creativity to the design elements of annual reports, direct mail pieces, and corporate brochures. In addition, as ad agencies are large print buyers, such an acquisition might further enhance the desired acquisition of a printing company.

THE INVESTOR RELATIONS INDUSTRY

         The financial public relations industry is growing at a rate that is proportionate to the growth in the number of publicly traded companies. In 1992, when CCEC commenced operations as a financial public relations company, there were approximately 7,000 publicly traded companies in the United States. By 1997, that number had more than doubled to approximately 15,000.

         According to a 1996 survey conducted by the National Investor Relations Institute (NIRI), the average publicly traded company has an annual investor relations budget of $459,000. Larger blue chip companies spend on average over $850,000 on their annual investor relations budgets. NIRI also estimates that the total investor relations industry exceeded $7.5 Billion in 1996. This figure does not include expenditures such as stock market fees, allocated department overhead, and the estimated $3 Billion per year that is spent on annual reports.

         Major companies have entire financial public relations departments whose primary responsibility is to stimulate broad interest and participation in the corporation's securities. While these larger firms compete for mutual fund dollars, pension plan investments, and large institutional money, lesser firms are forced to vie for the attention of retail broker dealers and small cap growth funds. This competition frequently requires the smaller firms to participate in "road shows". CCEC believes there is a better way. By maintaining relationships with a large number of brokers all over the world, CCEC is often able to match publicly traded clients with the brokers who are most likely to appreciate that respective client's attributes. CCEC believes this non-invasive method provides a more attractive mechanism for client companies.

"SMALL CAP" STOCK MARKET TRENDS

         The investment community has historically favored blue chip stocks over the small cap issues, even though, in many instances, these smaller companies may offer investors greater potential for significant growth and capital appreciation. One reason is the limited amount of media coverage which is afforded these emerging growth companies. A lack of media exposure makes it extremely difficult for small companies to communicate their messages to individual investors. There are thousands of these smaller issuers competing for the same investor dollar. Even more interesting is Wall Street's definition of small cap. While it varies substantially, the general consensus seems to be that "small cap" refers to companies with less than a $500 million market cap.
Those with less than a $100 million market cap are considered "micro-cap".

         There are a number of publicly traded companies that are successfully competing for the small cap dollar. On the Nasdaq National Market System (NMS) the 100 most actively traded stocks, representing approximately 4% of the total number of NMS companies, accounted for nearly 37% of the total trading volume in 1997. The situation is even more dramatic on the Nasdaq small cap exchange where the top 100 issues, approximately 5% of the total, accounted for well over 44% of the trading volume. The top issuers on NASDAQ-NMS had average daily trading volumes of 1.7 million, and the top issuers on the small cap had average daily trading volume of 200,000 shares. The balance of Nasdaq companies had comparable average figures of 70,000 on NMS and 15,000 on Small Cap. Poor liquidity can limit the future prospects of companies for fundings, acquisitions, internal growth and expansion.

         CCEC believes it comprehends the problems associated with competing in the small cap arena and has established comprehensive marketing programs to bring lesser known companies to the forefront of the investment community. CCEC's approach is to educate and inform the investment community as a whole about the attributes of client companies.

CCEC'S MARKET NICHE

         The public companies which are generally the most attractive to CCEC are those with annual revenues over $10 million, but less than $100 million. Another criteria CCEC utilizes in selecting clients is to find those that appear to be undiscovered by the investment community. CCEC looks for companies where the competition may be trading at considerably higher multiples or situations where prospective clients are experiencing low trading volumes, in particular those circumstances where CCEC believes the client's underwriters have failed to provide substantial after-market support.

         CCEC believes that companies which fit these size requirements offer a more appropriate opportunity for reward relative to risk. Management further believes that once a company generates annual sales of $10 million or more, it generally has the infrastructure in place so it does not experience the level of growing pains often experienced by smaller firms. In addition, larger firms have the ability to grow more quickly due to greater borrowing capacities and more robust capital structures.

         PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS. The Company offers financial public relations services, primarily to public companies in the U.S.

         DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES. The Company presently has one office and nine sales personnel to offer its services to the public.

         STATUS OF ANY PUBLICLY ANNOUNCED NEW PRODUCT OR SERVICE. All services announced are in usage by the Company for clients (see "Television" on page 14).

         COMPETITION, BUSINESS CONDITIONS AND THE SMALL BUSINESS ISSUER'S COMPETITIVE POSITION IN THE INDUSTRY AND METHODS OF COMPETITION. Registrant is a mid-sized participant among the firms which engage in the same line of business (public relations for public companies). A number of Registrant's competitors may have greater financial and personnel resources and may possess greater technical expertise than the Registrant. Registrant has encountered, and will continue to encounter, substantial competition from Registrant's competitors.







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                                       21

         DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS. Registrant is dependent primarily on public companies for its clientele. The Registrant's customer base is diverse, and Registrant is not dependent on any particular customer for a material percentage of its revenues.

         PATENTS,  TRADEMARKS,   LICENSES,  FRANCHISES,   CONCESSIONS,   ROYALTY
AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION. The Company currently has no patents, trademarks or licenses.

         NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES. No government approval of principal products or services is necessary.

         EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS. Registrant intends to concentrate its immediate efforts in financial public relations. The effect of governmental regulations on its business should not cause Registrant to incur any delays in continuing operations, however changes in regulations may require adjustments at expense to the Company.

         RESEARCH AND DEVELOPMENT ACTIVITIES. Registrant does not intend to engage in any research and development activities.

         NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL-TIME EMPLOYEES. Registrant employs approximately forty (40) full time staff persons in its offices in Longwood, Florida including officers. The Company has sales personnel all of whom are considered full-time employees.

REAL PROPERTY

         The Company owns no real property. It does lease office space from its principal John Manion. (See "Certain Transactions").

LEGAL PROCEEDINGS

         The Company, in the normal course of business, is engaged in lawsuits, as a plaintiff or defendant, involving matters such as compensation disputes, employment matters, contract disputes and other matters related to its business. Management believes that none of the lawsuits presently pending will have a material adverse impact upon the Company.

         SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS. No matters have been submitted to security holders in the past year.






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                                       22

                                 RISK FACTORS

         The securities being offered hereby involve a high degree of risk. Prospective investors, prior to making an investment, should carefully read this entire prospectus and consider, among other things, the following risks and speculative factors inherent in and affecting the business of the Company:

1.       COMPANY HISTORY

         The Company was organized as a corporation in 1992, and has engaged in active financial public relations business since inception. Long-term operating results which might enable a prospective investor to evaluate the future prospects of the Company are limited and not assured in any way. All risks inherent in an operating corporate business in a competitive environment are present in the Company's business.

2.        MANAGEMENT

         Experience of management is generally limited to management within the public relations industry as detailed in the Management section. (See "Management".) The Company's Chairman has been engaged in the Company business since 1992.

         DEPENDENCE ON KEY EMPLOYEES

         The Company's chairman, John Manion and certain of the Company Management staff have extensive experience in the Company's business. The Company's future success will depend on the contributions of Management.

         The officers and employee/directors of the Company will devote full time to its business affairs but may have other investment interests.

         The Company has not obtained key man life insurance on any of its officers or directors. Notwithstanding the combined experience and time commitment of management, loss of the services of any of these individuals could adversely affect development of the Company's business.

3.        DILUTION

         The Company may issue additional shares to finance its future capital and operations requirements and for acquisitions of other companies to consolidate into its operations. Any such issuance will reduce the present percent of ownership of previous investors (see "Risk Factor - Control") and may result in additional dilution to investors purchasing shares from this offering.

4.       NATURE OF PUBLIC RELATIONS BUSINESS

         The Company's business is speculative, involves the commitment of operating capital, and exposes the Company to potentially substantial losses in the event the company is unsuccessful in continuing to contract with new clients. In addition, the Company will be in direct competition with other organizations which may be significantly better financed and staffed than the Company.

5.       GENERAL ECONOMIC AND OTHER CONDITIONS

         The Company's business may be adversely affected from time to time by such matters as changes in general economic and industrial conditions as they exist in the United States, changes in government policy, stock market fluctuations, recessions and other factors of a general nature.

6.       ABSENCE OF DIVIDENDS

         The Company does not have a policy for paying dividends, and it is currently anticipated that no cash dividends will be paid in the immediate future. Any future decision to pay cash dividends will be made on the basis of earnings, alternative needs for funds, and other conditions existing at the time.

7.       CONTROL

         More than fifty percent (50%) of the total number of authorized shares of the Company will remain unissued if all the shares offered hereby are sold and warrants are exercised. John Manion, President of CCEC, will also retain controlling interest in the Company after the offering. The board of directors has the power to issue such shares without shareholder approval. The issuance of any such shares to persons other than the existing shareholders would reduce the amount of control held by the shareholders following this offering. There are presently no commitments, contracts, or intentions to issue any additional shares to any other persons. The Company may issue stock to acquire other companies complimentary to its business, and, if opportunities become available which can best be obtained by issuing shares of the Company's stock, the Company will consider the issuance of its shares for such opportunities. In the event that any such shares are issued, the proportionate ownership and voting power of every other shareholder will be reduced.

8.        COMPETITION

         The Company will be required to compete with multiple entities which are larger, and which have greater resources than the Company. Operating losses could result from the effect of such competition.

9.       LACK OF DIVERSIFICATION.

         The Company's activities will be limited to its stated business of financial public relations for public companies and services associated with and enhancing its core business. To the extent this lack of diversification into other businesses increases its susceptibility to market downturns, the Company will be at greater risk than a more diversified company.

10.      REGULATION

         The Company competes in a regulatory environment, and is therefore potentially subject to fines, penalties, and restrictions on certain of its activities.

         The Company presently accepts, in a number of circumstances, partial payment in the form of shares of stock and/or options in its client companies. If the SEC was to restrict or prohibit such activities, the Company could potentially be adversely affected if the Company is unable to implement an alternative to this type of compensation arrangement.




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                                       25

                        RISK FACTORS RELATING TO OFFERING

1.       DISPROPORTIONATE RISK

         IMMEDIATE SUBSTANTIAL DILUTION OF PURCHASERS' INVESTMENTS.

         The Officers, Directors and present shareholders of the Company have acquired their stock in the Company at a cost less than that which the investors purchasing pursuant to this prospectus will pay for their stock holdings.
Therefore, new investors will bear most of the risk of loss, while control of the Company will remain in the hands of the present shareholders. Further, assuming the shares offered hereby are sold, an investment in the common stock of the Company by the purchaser will result in an immediate substantial dilution (approximately $4.93 per share or approximately 70%) of the net tangible book value of the common stock from the offering price which the purchasers will have paid for their shares.

2.       NATURE OF OFFERING

         Arbitrary Offering Price: The offering price of Seven Dollars, ($7.00) per Share has been arbitrarily determined and bears no relationship to book value, par value or any other established criterion of value.

         Market For Shares: there is no market for the Company's shares on the NASDAQ Electronic (OTC) Bulletin Board or otherwise and no assurance can be made that a market will ever develop after this offering is concluded. The Company will seek listing on NASDAQ-NMS concurrent with the completion of the offering.

         Best Efforts Offering: The Shares are offered and shall be sold on a "best efforts, all or none" basis by the issuer, 2,000,000 shares at $7.00 per share.

         No one has made any commitment to purchase or take down any shares. There is no assurance that all or any of the offered shares will be sold or that any proceeds will be available to accomplish the Company's proposed program as herein described. (See "Plan of Distribution".)

3. SPECULATIVE NATURE OF INVESTMENT. Due to the speculative nature of the Company's business, it is possible that the investment in the shares offered hereby will result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

4. SIGNIFICANT COMPETITION. Potential investors should be made aware of the difficulties which may be encountered by any company in the financial public relations business, especially in view of the intense competition from existing and more established businesses, who are also seeking to expand market share. If the Company's plans prove to be unsuccessful, the stockholders may lose all or a substantial part of their investment.

5. NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES. Prior to this offering there has been no public market for the common stock of the Company and there can be no assurance that a trading market will develop at the conclusion of this offering, or even if such a trading market should develop that the shares may be resold at their original offering price or near the offering price. Any market for the common stock of the Company that may develop may be substantially limited.


6. NO UNDERWRITER. The Shares are being offered by the Company and selected dealers on a 2,000,000 Shares, "best efforts, all or none" basis. The Company has not retained an underwriter to assist in offering the Shares. The officers and directors of the Company have no experience in the offer and sale of securities on behalf of an issuer and, the Shares may not all be sold even with the assistance of selected broker-dealers. There is no assurance the Company and selected broker-dealers are capable of selling all, or any, of the Shares offered.

7. BURDEN TO PUBLIC INVESTORS. The financial risk of the Company's proposed activities will be borne primarily by the public investors, who, upon completion of this offering, will have contributed the significant portion of the Company's capital.

8. ADDITIONAL FINANCING MAY BE REQUIRED. Although the Company believes that the funds raised in this offering will be sufficient for its needs, the conduct of the Company's business may require availability of additional funds. The Company may encounter difficulty in obtaining these funds. Moreover, even if financing were to become available, it is possible that the cost of such funds would be high and possibly prohibitive.

9. NO DIVIDEND POLICY AND NONE ANTICIPATED. The Company does not have a formal dividend policy nor does it contemplate or anticipate paying any dividends upon its common stock in the immediate future.

10. NO COMMITMENT TO PURCHASE SHARES. No entity has any obligation to purchase any of the Shares offered. Consequently, no assurance can be given that any Shares will be sold. This "best efforts" offering is on a 2,000,000 Share "all or none" basis.

11. SHARES ELIGIBLE FOR FUTURE SALE. All outstanding Common Shares are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Future sales of those shares under Rule 144 could depress the market price of the Common Shares in any market which may develop. Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell in brokerage transactions every three months an amount equal to 1% of the Company's outstanding Common Shares or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater.

12.      NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

         A significant portion of the proceeds from this offering are anticipated to be utilized in consummating acquisitions and/or joint ventures. There can be no assurance that the Company will be successful in identifying and consummating such transactions in a manner and at values that are beneficial to the Company.












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                                       28

                          DILUTION AND COMPARATIVE DATA

         The following table  summarizes the  comparative  ownership and capital contributions of existing shareholders and investors in this offering as of June
30, 1998 (as adjusted for anticipated  distributions to sole  shareholder  after
June 30, 1998) assuming maximum number of shares offered hereby are sold:
                                            Percent of            Total        Percent of Total    Average Price
                              Shares Owned  Total Shares    Consideration      Consideration       Per Share
                                                                 Paid          Paid
                             -------------- --------------- ------------------ ------------------- ----------------

Current Shareholder              4,000,000             67%          $311,257*                  2%             $.08
New Investors                    2,000,000             33%         14,000,000                 98%            $7.00
                             -------------- --------------- ------------------ ------------------- ----------------
Total                            6,000,000            100%        $14,311,257                100%

         *Computed as estimated pre-offering shareholder's equity.

         Without taking into account any changes in the net tangible book value after June 30, 1998, other than to give effect to the issuance of common stock offered hereby at a price per share of $7.00 (after deduction of underwriting commissions and offering expenses), the following table illustrates the approximate dilution to be incurred by public investors:

Net Tangible Book Value per share before offering(1)                       $.08
Net Tangible Book Value per share after offering(2)                       $2.07
Increase per share attributable to payments by new investors              $1.99
Dilution per share to new investors(3)                                    $4.93
Dilution per share as percentage of price to new investors(4)                70%

(1) Net Tangible Book value per share before offering is determined by dividing the tangible net worth of the Company as of June 30, 1998 (assets less total liabilities and intangible assets) by the number of outstanding shares of common stock and is exclusive of up to 200,000 warrants to be issued to the Selected Dealers.

(2) Net tangible book value per share after offering is determined by dividing the tangible net worth of the Company as of June 30, 1998 plus the estimated net proceeds from the issuance of common stock offered hereby ($12,100,000) by the number of outstanding shares of common stock plus the number of shares issued in the offering (2,000,000 shares), exclusive of up to 200,000 warrants to be issued to the Selected Dealers.

(3) Dilution is the difference between the offering price of $7.00 and the net tangible book value per share immediately after the offering.

(4) Dilution per share as the percentage of price to new investors is calculated by dividing the dilution per share to new investors by the offering price per share of $7.00.

         In the event of the full exercise of all outstanding warrants and the sale of the maximum number of shares, there would be 6,200,000 shares issued and outstanding. On that basis (a) the present shareholder would hold in the aggregate 4,000,000 shares (representing approximately 65% of the outstanding shares of common stock), (b) the public purchasers would in this offering hold in the aggregate 2,000,000 shares representing approximately 32% of the outstanding shares of common stock, and (c) the Selected Dealers would hold in the aggregate 200,000 shares, representing approximately 3% of the outstanding shares of common stock.

                                 USE OF PROCEEDS

         The net  proceeds  to the  Company,  after  deducting  commissions  and
expenses  of  this  offering  as  of  the  date  of  this   Prospectus  will  be
approximately $12,100,000 if the shares offered hereby are sold.

         The following schedule illustrates the manner in which the proceeds of this offering are expected to be applied and allocated:

$14 Million Offering

                $600,000  General & Administrative
              $2,000,000 Working Capital and General Corporate Purposes (1) $1,000,000 Undistributed Subchapter S earnings dividend distribution to Shareholder
              $8,000,000  Acquisitions of Companies in Related Businesses
                $500,000  Marketing Expenditures
              $1,900,000  Commissions and Expenses of Offering
------------------------- ------------------------------------------------------
             $14,000,000  TOTAL

(1) Any net proceeds received from the exercise of the Underwriter's warrants would be added to working capital.

PROCEEDS USAGE

     The Company intends to utilize approximately $2,000,000 of the net proceeds for working capital and $600,000 for general and administrative purposes.

         Working capital will be used to fund geographic expansion, expansion into new service arenas and to fund general growth of the Company. A total of $8,000,000 will be used for acquisition of other complimentary companies, as the opportunities may arise. CCEC has reviewed, on a preliminary basis, various acquisition opportunities. Confidentiality agreements have been signed with certain entities, but there have been no substantive discussions regarding purchase prices, timeframes, or purchase structures with any company. No letters of intent or definitive purchase agreements have been executed.

         The Company anticipates utilizing up to $500,000 of the proceeds to assist in the expansion of marketing efforts, including the addition of marketing and sales personnel.

         The foregoing represents the Company's best estimate of its allocation of the proceeds of this offering, based upon the current state of its business operations, its current plans and current economic and industry conditions. Management believes that the net proceeds of this offering, together with funds anticipated to be generated from operations, will be sufficient to satisfy the Company's cash requirements for at least twelve (12) months following completion of this offering. In the event of revenue shortfalls, there can be no assurance that loans will be available under any future credit arrangements. Further, there can be no assurance that additional funds will not be required for working capital purposes during such period or that such funds, if required, will then be available on terms satisfactory to the Company, if at all.

         Pending utilization of all of the proceeds of this offering, the Company may utilize a portion of the net proceeds to make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations, and high grade commercial paper.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 (a) The Company has no shares which have been traded publicly in the past.

 (b)     Holders

         As of June 30, 1998, there was 1 shareholder of record of the Registrant's Common Stock.

         Registrant is authorized to issue Fifty Million (50,000,000) Common Shares, par value of $.01. 4,000,000 shares of Common Stock are issued and outstanding as of June 30, 1998.

         The Registrant paid cash dividends on its Common Stock to John Manion in 1997 in the amount of $734,561 (the Company was an "S" corp. for all of 1997, and thus Company profits are taxed at the shareholder level) and has no present intention to declare or pay cash dividends on the Common Stock in the immediate future after the termination of the Subchapter S election. The Registrant intends to retain any earnings which it may realize in the immediate future to finance its operations. Future dividends, if any, will depend on earnings, financing requirements and other factors.


                                 CAPITALIZATION

         The following table sets forth (i) the capitalization of the Company as of June 30, 1998 and (ii) such capitalization as adjusted as of such date to give effect to the issuance and sale of the maximum shares of the common stock offered hereby at $7.00 per share and the application of the net proceeds therefrom.


                                                                       June 30, 1998                   As Adjusted

                                                       ------------------------------ -----------------------------

ASSETS                                                                    $3,385,308                   $15,485,308
Deferred Revenue                                                           1,071,781                     1,071,781
Due Related Party                                                              4,000                         4,000
Accounts Payable/Accrued Payroll Taxes                                       (1,730)                       (1,730)
Distribution Payable                                                       2,000,000                     2,000,000
                                                       ------------------------------ -----------------------------
TOTAL CURRENT LIABILITIES                                                 $3,074,051                    $3,074,051
LONG TERM DEBT                                                                    --                            --


STOCKHOLDER'S EQUITY
Capital Stock - ($.01 par value, 50,000,000 shares authorized,  4,000,000 shares issued and outstanding pre-offering and 6,000,000 issued and outstanding
post-offering)                                                                40,000                        60,000
Paid In Capital                                                              271,257                    12,351,257
Retained earnings (deficit)                                                       --                            --
                                                       ------------------------------ -----------------------------
TOTAL STOCKHOLDER'S EQUITY                                                  $311,257                   $12,411,257
                                                       ------------------------------ -----------------------------


  TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                                    $3,358,308                   $15,485,308



                             SELECTED FINANCIAL DATA

         The following table sets forth selected  financial data for the Company which have been derived from the Company's financial  statements.  The financial statements as of and for the year ended December 31, 1997,  have been audited by
Moore Stephens Lovelace, P.A., the Company's independent auditors. The financial statements for the six months ended June 30, 1997 and 1998 are  unaudited,  but, in the opinion of management, include all adjustments (consisting only of normal recurring  adjustments)  necessary  for fair  presentations  of the  results  of operations for these periods, and are not necessarily  indicative of results for an entire year or of future results.  The selected financial data should be read in connection with the financial statements and related notes included elsewhere herein.
                                                              For Six Months Ending
                                                               6/30/98         6/30/97        Year Ended 12/31/97
-------------------------------------------------------- -------------- --------------- --------------------------
REVENUES AND FEES
Financial public relations services and fees                $2,214,172      $2,341,021                 $4,682,223
Consulting services                                            311,381          30,619                    736,999
Referral and finders fees                                      473,035         162,500                    189,500
Gain (loss) on investments                                   (123,369)         125,592                    470,383
-------------------------------------------------------- -------------- --------------- --------------------------
TOTAL REVENUES AND FEES                                     $2,875,219      $2,659,732                 $6,079,105

COST OF REVENUES AND FEES
Internet advertising                                            28,345         131,474                    287,938
Pre-press and printing                                          76,343         106,385                    272,424
Postage and related expenses                                    91,237         127,411                    251,163
List services                                                   11,317          33,752                    114,169
Commissions and fees                                            87,998          18,975                     59,875
Consulting                                                       1,325          12,500                     35,000
Press releases                                                   7,805          20,074                     33,199
Other                                                           17,195          52,899                    171,812
-------------------------------------------------------- -------------- --------------- --------------------------
TOTAL COST OF REVENUES AND FEES                               $321,565        $503,470                 $1,225,580
-------------------------------------------------------- -------------- --------------- --------------------------

GENERAL AND ADMINISTRATIVE
       EXPENSES                                              1,490,741       1,356,322                  3,205,119
-------------------------------------------------------- -------------- --------------- --------------------------
INCOME FROM OPERATIONS                                      $1,062,913        $799,940                 $1,648,406
OTHER INCOME (EXPENSES)
Interest Income                                                 11,230           4,919                     21,151
Interest expense                                                    --              --                      (102)
Miscellaneous income                                            16,291          26,571                     67,982
-------------------------------------------------------- -------------- --------------- --------------------------
TOTAL OTHER INCOME (EXPENSES)                                  $27,521         $31,490                    $89,031
-------------------------------------------------------- -------------- --------------- --------------------------

PRE-TAX NET INCOME                                          $1,090,434        $831,430                 $1,737,437
======================================================== ============== =============== ==========================

BALANCE SHEET DATA                     As of June 30, 1998     As of December 31, 1996      As of December 31, 1997
-------------------------------------- -------------------- --------------------------- ----------------------------
Total Assets                                    $3,385,308                  $1,600,032                   $2,286,078
Total Liabilities                                3,074,051                   1,445,830                    2,129,000
Stockholder's Equity & Retained
Earnings                                           311,257                     154,202                      157,078
Cash Dividends/"S" Corp.
Distributions Per Common Share
(prior to undistributed
earnings dividend to shareholder in
the amount of $2,000,000)                             $.23                        $.18                         $.14




         The  following  unaudited  supplementary  data  present  net profit per common share for the fiscal year ended  December  31,  1997,  and the six months ended June 30, 1998,  as adjusted to give effect to the proposed  sale of common stock as if it had occurred on January 1 of the pro forma year. The calculations assume a sale  price of $7.00 per share if the  offered  shares  are sold at the beginning of the pro forma period.
                                                                       December 31, 1997                  June 30,
                                                                                                              1998
                                                                       ------------------       -------------------
Pre-tax net income as reported                                                $1,737,437                $1,090,434
Pro-forma provision for income taxes                                           (506,500)                 (324,628)
                                                                       ------------------       -------------------
Pro-forma net income as adjusted                                              $1,230,937                  $765,806
                                                                       ==================       ===================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
As reported                                                                    4,000,000                 4,000,000
Adjustment for the proposed sale                                               2,000,000                 2,000,000
                                                                       ------------------       -------------------

Number of common shares assumed to be outstanding, as adjusted
                                                                               6,000,000                 6,000,000
                                                                       ==================       ===================

Pro-forma profit per common share, as reported                                      $.31                      $.19
Adjustment for the proposed sale                                                   (.11)                     (.06)
                                                                       ------------------       -------------------
Pro-forma profit per common share, as adjusted                                      $.20                      $.13
                                                                       ==================       ===================

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                               CURRENT OPERATIONS

         The company has been managed as a private company for the benefit of its sole shareholder since its inception. The company is involved in the transition of management from a private company to the planning and management of a public company for the prospective benefit of individual shareholders. The capital being raised through the offering will be used primarily for:

                  a)       to provide operating capital; and
                  b)       to provide capital to make additional acquisitions
                  c)       to commence new programs

         At year end 1997 the Company's assets increased to $2,286,078 compared to $1,600,032 at the end of 1996. The increase was primarily a result of sales increases to client companies resulting in a higher Cash balance, and a $250,000 increase in amounts Due from related party.

         Liabilities increased significantly as a result of an increase in the accrued Distribution payable from $1,000,000 to $2,000,000 in anticipation of the termination of Subchapter S status.

         At year end 1997, liabilities were $2,129,000, an increase of 47% over 1996 year end liabilities of $1,445,830.

         Stockholder's equity at year end 1997 was $157,078, compared to 1996 stockholder's equity of $154,202. The increase in accrued Distribution payable substantially offset the 1997 earnings achieved by the Company.

YEAR 2000 COMPUTER ISSUE

         The SEC has issued Staff Legal Bulletin No. 5 and commission release No. 33-7558 stating that public operating companies should consider whether there will be any anticipated costs, problems and uncertainties associated with the Year 2000 issue, which affects many existing computer programs that use only two digits to identify a year in the date field. The Company's business operations electronically interact with third parties very minimally, and the issues raised by Staff Legal Bulletin No. 5 are not applicable in any material way to the Company's business or operations. Additionally, the Company intends that any computer systems that the Company may purchase or lease that are incident to the Company's business will have already addressed the Year 2000 issue. The Company's internet service provider is compliant beyond the year 3000.

                         THREE MONTH'S OPERATING RESULTS

         The Company had operating revenue of $1,731,869 in the quarter ended June 30, 1998 compared to operating revenue of $1,535,501 for the comparable period in 1997. The increase in revenue was primarily attributable to an increase in consulting service activity and referral fee income, offset by a loss on investments of ($89,872) as compared to a gain on investments of $61,150 in the second quarter, 1997.

         The Company's cost of revenues declined to $212,156 as compared to $325,848 in the period ended June 30, 1997. The reduction in cost of revenues as a percentage of sales improved due primarily to a significant reduction in internet advertising on behalf of client companies.

         General and administrative expenses were $980,810 for the quarter, as compared to $722,964 for the second quarter, 1997, an increase of 36%. The increase was primarily the result of the adding of more personnel in the sales and sales support areas, and increased rental costs incurred with the Company's expansion into additional office space.

         Net income before tax increased from $507,647 to $557,321 due to the increase in revenues and reductions in cost of revenues, partially offset by the increase in general and administrative expenses.

         The Company's cash position increased from $574,134 at December 31, 1997 to $636,539 at June 30, 1998. The Company had pre-tax income of $1,090,434 for the six month period, and made cash distributions to the Shareholder in the amount of $932,034 primarily for the purpose of paying 1997 and first quarter 1998 estimated tax payments payable from Subchapter S income taxed at the Shareholder level. The Due from related party balance declined from $250,000 to $80,000, reflecting payments made to the Company by the related entity. Investments increased by almost $1,000,000 during the first six months of 1998, reflecting certain large client agreements for which the Company received significant payments in the form of client company securities. Deferred revenue increased by an amount similar to the increase in investments, reflecting the fact that the securities received by the Company for the referenced client agreements had not yet been recognized as earned revenues as of June 30, 1998.

                          SIX MONTHS' OPERATING RESULTS

         The Company had operating revenue of $2,875,219 for the six months ended June 30, 1998 compared to operating revenue of $2,659,732 for the comparable period in 1997. The increase in revenue was primarily attributable to an increase in consulting service activity and referral fee income, offset by a loss on investments of ($123,369) as compared to a gain on investments of $125,592 in the second quarter, 1997.

         The Company's cost of revenues declined to $321,565 as compared to $503,478 in the period ended June 30, 1997. The reduction in cost of revenues as a percentage of sales improved due primarily to a significant reduction in Internet advertising on behalf of client companies, and lower printing and postage costs due to a higher percentage of revenues being generated from activities not requiring printing and mailing.

         General and administrative expenses were $1,490,741 for the six month period as compared to $1,356,322 for the same period in 1997. The increase was primarily the result of adding more personnel in the sales and sales support areas, and increased rental costs associated with the Company's expansion into additional office space.

         Net income before tax increased from $831,430 to $1,090,434 due to the increase in revenues and reductions in cost of revenues, partially offset by the increase in general and administrative expenses.

                         PRIOR YEARS' OPERATING RESULTS

         The Company had operating revenues of $6,079,105 in 1997 compared to $4,573,771 in 1996, an increase of 33%. The increase was primarily the result of servicing an increased client base during 1997 in the areas of financial public relations services and consulting services. In addition, the Company recognized a gain on investments of approximately $470,000 in 1997 as compared to a loss of approximately ($70,000) in 1996.

         Total cost of revenues declined to $1,225,580, or 20% of revenues, as compared to $1,439,836, or 31% of revenues in 1996. The reduction was primarily a result of lower costs for internet advertising, which typically results in a lower profit margin to the Company, and lower costs for postage and list services as the Company expanded its efforts in the areas of consulting services and monthly retainer services, areas that do not require the utilization of postage and purchased lists.

         General and administrative expenses increased from $1,930,554 in 1996 to $3,205,119 in 1997 due primarily to the addition of sales and sales support personnel, and the creation of additional infrastructure, including greater data processing capabilities, to support the anticipated continuing growth of the Company. In addition, costs for professional services increased significantly, including an increase in legal and accounting expenses from $19,765 in 1996 to $93,639 in 1997.

         The Company recorded pre-tax income of $1,737,437 in 1997 compared to $1,256,933 in 1996, an increase of 38%. The increase was a result of higher revenues and lower cost of sales, partially offset by an increase in general and administrative expenses. The per-share profit amounted to $.43 in 1997 compared to $.31 in 1996 (adjusted for forward split in June 1998).

LIQUIDITY AND CAPITAL RESOURCES

         At year end 1997, the Company had a cash balance of $574,134 as compared to $48,277 in 1996. Its total current assets were $2,254,086 at year end 1997 and $1,560,420 in 1996. The Company investment in fixed assets and related equipment (net of accumulated depreciation) at 1997 year end totaled $31,992 whereas in 1996 the Company had fixed assets (net) of $39,612.

         At year end 1997 the total assets, less depreciation, were $2,286,078, while at year end 1996 total assets were $1,600,032.

         The Company's investment in fixed assets is illiquid. In order to fund future operations and capital expenditures, if cash flow is insufficient, the Company may have to borrow monies or undertake equity placements on terms which may not be favorable to the Company.

         The Company currently has an unsecured line of credit with AmSouth Bank in the amount of $1,000,000 with interest payable monthly at 2.25% over Libor Rate. The line of credit expires in April, 1999. The line is unsecured, and is currently guaranteed personally by John Manion. The Company had no outstanding borrowings as of June 30, 1998






                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSTOMER, SALES, MARKETS AND MARKETING

         The Company markets and sells its services primarily to growth stage, publicly traded companies which trade on United States based exchanges and the over the counter market.

         The following tables reflect an analysis of the Company's sales according to different categories:

                           SALES TO FOREIGN CUSTOMERS

                            Foreign                    % of Total Sales
--------------------------- -------------------------- -------------------------
None                        0                          0

                  SALES TO CUSTOMERS IN EXCESS OF 10% OF SALES

Customer       Amount         % of Total Sales   Number of Customers
-------------- -------------- ------------------ ----------------------------
None           0              0                  0

COMPETITION

         Registrant is a mid-sized participant among the firms which engage in the same line of business (financial public relations) which Registrant has chosen as its principal area of business concentration. Some of Registrant's competitors are companies with greater financial and personnel resources than the Registrant. The management experience of Registrant's officers and directors are extensive in the financial public relations industry and Registrant has encountered, and will continue to encounter, substantial competition in the public relations industry.

EMPLOYEES

         NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL-TIME EMPLOYEES. Registrant at June 30, 1998, employed approximately forty (40) full-time persons in its offices in the Orlando, Florida metro area.

         NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES. IF GOVERNMENT APPROVAL IS NECESSARY AND THE SMALL BUSINESS ISSUER HAS NOT YET RECEIVED THAT APPROVAL, DISCUSS THE STATUS OF THE APPROVAL WITHIN THE GOVERNMENT APPROVAL PROCESS. No governmental approval is necessary for the company's products or services.

         EFFECT  OF  EXISTING  OR  PROBABLE  GOVERNMENTAL   REGULATIONS  ON  THE
BUSINESS.

         The Securities and Exchange Commission and the national stock exchanges have existing rules and regulations and may enact new regulations relating to the business of Registrant. To the extent such regulations are more restrictive, the business of registrant may be adversely affected due to costs or difficulties in compliance with such regulations.

PROPERTY AND EQUIPMENT

         The Registrant's executive offices, currently comprised of approximately 7,000 square feet, are located at 195 Wekiva Springs Road, Suite #200, Longwood, FL 32779. These offices are leased from Greystone Ventures, a commercial real estate entity owned by the Company's Chairman, John Manion, and his wife Lisa at a base rent of approximately $9,000 per month plus an operating expense assessment, with the total current monthly lease payments being approximately $12,000 per month. The lease runs through February 2003.

                                   MANAGEMENT

         The following table sets forth certain information concerning the Directors and Executive Officers of the Registrant as of June 30, 1998.

NAME                                AGE              POSITION                           OFFICE TERM

John R. Manion                      50               Chief Executive Officer,           Annual
                                                     President and Director

James Schnorf                       44               Chief Financial Officer/           Annual
                                                     Chief Operating Officer
                                                     and Director

Juan Ferreira                       39               Executive Vice President           Annual
                                                     and Director

Dodi B. Zirkle                      35               Corporate Secretary,               Annual
                                                     V.P.-Market Access Program

Michael Manion                      48               Director of Financial              Annual
                                                     Consulting Services

Wendy Vogt                          29               Director of Operations             Annual

Jimmy Holton                        34               Vice President                     Annual

Scott Gibson                        40               Vice President                     Annual

James Vogt                          30               Director of Technology             Annual
                                                     and New Media

Michael F. Morrell                  56               Director                           Annual

Michael Lee Spraggins, Jr.          28               Director                           Annual


         Directors are elected at the annual meeting of shareholders to serve for a period of one year or until their successors are elected and have qualified. Vacancies on the Board of Directors are filled by the Board of Directors. Officers serve at the discretion of the Board of Directors.

         The Board Members who are not executive officers of the Company will receive an annual retainer of $5,000 each and will be paid $1,000 for each Board meeting attended, and $1,000 per year for each committee chaired, plus out-of-pocket expenses. In addition, it is anticipated that such Board members will be granted options.

BIOGRAPHICAL INFORMATION

         The following biographical information is presented for the present Officers and Directors of Registrant as of June 30, 1998.

JOHN R. MANION
CHIEF EXECUTIVE OFFICER, AND PRESIDENT

         Mr. Manion founded CCEC in September, 1992. Since that time, he has increased CCEC's staff from one person to approximately 40 employees. Under his management, CCEC's annual revenues have increased from $300,000 to in excess of $6 million.

         Prior to founding CCEC, Mr. Manion served as a senior level executive at Personal Investing News and as Vice President of International Money and Politics from February 1989 to March, 1992. He also owned and operated a magazine publishing organization named Radey Publications, Inc. which produced local and regional magazines for a variety of industries.

         Mr. Manion founded and has ownership shares in Advantage List & Marketing Corporation, a sister Company to CCEC, responsible for maintaining and marketing internal financial databases and mailing lists; Capital Media Group, Inc., a high tech company dedicated to exploring and capitalizing on opportunities found on the worldwide web; Concap Partners, Inc., the General Partner responsible for the administrative and investing activities associated with The Infinity Capital Fund, L.P.; Meridian Capital Group, Inc., a real estate acquisition firm which purchases single family homes for rehab and resale; and Greystone Ventures which owns and manages a 35,000 square foot commercial office building in Longwood, Florida, currently valued at over $3 million.

         Educated at Canisius College and Bryant & Stratton Business Institute in Buffalo, New York, Mr. Manion is currently an active member of The Executive Committee (TEC), an international organization composed of regional groups of Chief Executive Officers who convene once a month to evaluate and advise one another on day to day operations of their respective businesses.

         Mr. Manion will be devoting his full time and efforts to the Company.

JAMES SCHNORF
CHIEF FINANCIAL OFFICER/CHIEF OPERATING OFFICER

     Mr. Schnorf joined the executive management team of CCEC in February 1998 to oversee all financial and operational concerns of the Company. Mr. Schnorf brings to CCEC experience in the design and coordination of activities involving financing, taxes, risk management, strategic agreements, mergers/acquisitions, and human resource matters.

         Mr. Schnorf's experience includes controllership responsibilities for a division of Sequa Corp., a New York Stock Exchange entity specializing in the aerospace industry. He also possesses approximately ten years' experience in various managerial capacities at Caterpillar, Inc., a Fortune 100 manufacturer of earth moving equipment and diesel engines.

         Most recently, Mr. Schnorf was the Chief Executive Officer of Cardinal Capital, L.L.C., a limited liability company responsible for managing a fund that provides mezzanine financing and which takes controlling interest positions in emerging growth companies. From 1988 through 1995, Mr. Schnorf served as Chief Financial Officer and Secretary-Treasurer of Stevens Industries, Inc., a large manufacturer/distributor of laminated wood products.

         Mr. Schnorf earned a BS degree in Accounting from Eastern Illinois University and an MBA from the University of Illinois. Certified as a CPA and CMA, Mr. Schnorf is an active member of the Mensa Society, the Institute of Certified Management Accountants, the American Institute of Certified Public Accountants, and the Financial Executives Institute. Mr. Schnorf is a Past President of the Eastern Illinois University School of Business Advisory Board and is a member of the University of Illinois Executive MBA Alumni Association Board of Directors.

JUAN FERREIRA
EXECUTIVE VICE PRESIDENT

         Mr. Ferreira has over fifteen years of experience in the financial services industry. After launching his career with First Commodity Corporation of Boston as a commodity futures trader, Mr. Ferreira served as a retail stock and commodities broker for Prudential Securities. Mr. Ferreira served as an independent consultant from 1988 to 1990. In 1990, Mr. Ferreira founded his own financial services firm, Equity Management, where he supervised all retail and wholesale trading activity, SEC compliance issues, and had responsibility for executive management matters.

         Since joining CCEC in 1993, Mr. Ferreira's daily duties have evolved from serving strictly in a sales capacity to also managing CCEC's corporate stock portfolio. He was promoted to Executive Vice President in 1996. Further, Mr. Ferreira is one of the founding principals of Concap Partners, Inc., the General Partner created to oversee all administrative and investing activities of The Infinity Capital Fund, L.P. He also chairs the Company's Technology Committee. He is active in the Regional Investment Bankers Association (RIBA), having attended the last nine consecutive RIBA conferences hosted throughout the United States.

DODI B. ZIRKLE
CORPORATE SECRETARY, VICE PRESIDENT - MARKET ACCESS PROGRAM

         Prior to joining CCEC, Ms. Zirkle served as General Sales Manager of Direct Response Marketing, Inc. (DRM) from November 1989 to June 1993 and later DataBase Direct, Inc., (which was acquired by DRM), two of the largest direct marketing and lettershop firms in the Southeast, where she was responsible for managing the direct marketing needs of national clientele including the National Republican Congressional Campaign Committee in Washington, D.C., TimeWarner Cable, Universal Studios - Florida and Premier Cruise Lines (The Big Red Boat(R)).

         She was also employed by Donnelley Directory as an account manager/sales representative. Immediately following a three year tour of duty with the U.S. Army, she was an Executive Assistant to the Vice Chairman of the Board of three New York Stock Exchange Companies., Rollins, Inc., Rollins Communications, Inc., and RPC Energy, Inc.

         Since joining CCEC in 1993, Ms. Zirkle has served in a variety of capacities involving the Company's operations. Initially, she was responsible for overseeing all production and operational aspects of the Company's Inside Wall Street campaigns, in addition to managing all database marketing and list rental services. In 1995, she was promoted to Vice President of Operations where she was responsible for creating many of the logistical operating systems employed by the Company today. In 1997, Ms. Zirkle was promoted to Vice President of Corporate Sales where she assisted CCEC's Chairman and CEO with multiple managerial tasks, the negotiation and direction of high-profile client campaigns, the development and enhancement of CCEC's debt/equity financing source network, and the implementation of internal expansion efforts. These activities included the development of the Broker Relations Department, the enhancement of the Company's Financial Consulting division, and the research and development of CCEC's newly formed Market Access Program, which she currently manages.

MICHAEL MANION
DIRECTOR OF FINANCIAL CONSULTING SERVICES

         Following a tenure with Merrill Lynch in the late 1970's as a Registered Representative specializing in the solicitation of equity securities, Mr. Manion pursued career opportunities in the gaming industry based in Atlantic City, New Jersey. Over a 12 year period, where he began as a croupier with Resorts International, Mr. Manion progressed through a series of increasingly responsible gaming management positions and ultimately served as a Director of the SLOT Performance Maximization Project at Harrah's. In this capacity, he was primarily responsible for the creation of a financial analysis data model to monitor gaming performance including growth rates, wins per unit and hold percentage variances.

         Mr. Manion is a graduate of the State University of New York at Brockport where he earned a Bachelor of Science degree in Economics, and the University of Pennsylvania's Wharton School of Business where he received his post graduate degree in Business Administration. Since joining the firm in 1996, Mr. Manion has advised CCEC clients concerning public shell acquisitions, debt/equity financings, corporate restructuring issues, financial auditing, adherence to SEC filing requirements, and merger/acquisition matters. He was also instrumental in establishing a strategic relationship between CCEC and Capston Network Company, a privately-held corporation engaged in the business of acquiring and reselling publicly-traded shells.

         Mr. Manion is the younger brother of John Manion, CCEC's Chairman.

WENDY VOGT
DIRECTOR OF OPERATIONS

         Ms. Vogt originally joined CCEC in 1995 serving in dual capacities as both Production Manager, responsible for the design, layout and printing of all Inside Wall Street direct mail pieces, and as Corporate Controller, responsible for the organization's accounting functions. She left CCEC to accept a position as a Manager of Finance for the Palo Alto regional office of Ernst & Young, LLP, an international "Big 6" accounting firm. In 1997, Ms. Vogt rejoined CCEC as Director of Operations where she is directly responsible for supervising all support entities within CCEC including Management Information Systems and Production Scheduling/Monitoring.

         Prior to joining CCEC, Ms. Vogt worked in several financial-oriented positions for a leading subsidiary of F&M Bancorporation, a Nasdaq-listed financial institution.

         Ms. Vogt is a graduate of the University of Wisconsin and holds BBA and BA degrees in both Finance and Organizational Communications. She has also earned Series 7 and Series 63 licenses within the securities industry.

JIMMY HOLTON
VICE PRESIDENT

         Prior to distinguishing himself as the leading corporate sales producer for CCEC every year since 1995 when he joined the firm, Mr. Holton served as President of the Holton Group, Inc., a financial consulting firm which he founded to advise both private and public companies on selective marketing strategies targeting Wall Street. For several years, Mr. Holton was a regularly featured financial writer and Editor-at-Large for Investor's Chronicle, a national financial newsletter featuring small cap equities, and was also featured speaker on "The Financial Hour", a nationally syndicated financial radio program aired in the Country's top metro markets. "The Financial Hour" featured undiscovered and undervalued small cap companies.

     Mr. Holton earned a variety of football awards while attending the University of Georgia from 1983-1985, where he was accepted into the Terry College of Business. Mr. Holton transferred to Florida State University in 1986 where he received a degree in Business Administration.

SCOTT A-B GIBSON
VICE PRESIDENT

         Scott A-B Gibson is CCEC's most tenured employee other than the Company founder, John Manion. Originally employed as a corporate sales representative, he has served in various administrative roles, including the Director of Broker Relations, a department which Mr. Gibson created. He is presently a sales vice president.

         Prior to joining the firm in 1992, Mr. Gibson began his career in the financial industry in October, 1988 with Profile Investment Corporation as a securities representative specializing in Initial Public Offerings. In 1990, he accepted a position with Dean Witter Reynolds, Inc., where his primary duties included equity and fixed income portfolio management. Previously, Mr. Gibson also served as a marketing consultant for Personal Investing News and Sound Money Investor national magazines.

         A graduate of Brown Institute in 1980, Mr. Gibson began his professional career in the television and radio broadcast industry as an announcer/programmer with WFKZ-FM in Key Largo, Florida and later entered the television industry as a marketing consultant with WCPX-Channel 6, a CBS network affiliate in Orlando, Florida.

JAMES VOGT
DIRECTOR OF TECHNOLOGY AND NEW MEDIA

         After consulting CCEC on the enhancement and redesigning of its corporate web sites in late 1996, Mr.Vogt joined the Company in mid-1997 and assumed overall managerial responsibility for the Creative/Technology Department. In this capacity, Mr. Vogt is directly responsible for all Internet-related campaign functions, the creation of multimedia presentations, the company-wide intranet, and the oversight of all Company hardware and software matters.

         Prior to joining CCEC, Mr. Vogt was an integral member of the design team leading the creation and development of "Rockett's New School" and "Secret Paths in the Forest". Both interactive, PC-based software games were created by Convival Design and Purple Moon, both private companies based in San Francisco.

         Mr. Vogt is a graduate of the University of Wisconsin and holds a Bachelors degree in Music. In 1997, he also graduated as Class Salutatorian from Full Sail Center for the Recording Arts, one of the Country's leading advanced multi-media technical schools. While there, Mr. Vogt was awarded multiple awards including the Advanced Achievement Award and Director Awards for Digital Media Assembly, Computers in Digital Media and Creative Writing.

MICHAEL F. MORRELL
DIRECTOR

     Mr. Morrell was appointed a director in June 1998. Mr. Morrell has served as a director of Medical Industries of America, Inc. ("MIOA") and as chairman of the board and chief executive officer of MIOA since August 1996. From March 1994 through November 1995, Mr. Morrell served as president and as a director of Westmark Group Holdings, Inc. ("Westmark"). From March 1990 to March 1994, Mr. Morrell served as president of Nexus Leasing Corp. and Nexus Realty which he founded in March 1990. From 1966 to 1984 Mr. Morrell served in various capacities at Reliance Group Holdings (NYSE) and its wholly owned subsidiary Leasco. Mr. Morrell served on the joint Board of Directors and as a Vice President of Reliance and President of Leasco.

MICHAEL LEE SPRAGGINS, JR.
DIRECTOR

         Mr. Spraggins was appointed as a Director in June 1998. He received a Bachelor of Science from Auburn University in 1990, and attained a Certified
Public Accountant designation in Georgia in 1992. From 1990 to 1992 he was employed as an auditor with Arthur Anderson & Co. in Atlanta. From 1992 to date he has been President of Spraggins Flooring, Inc., a major specialty flooring contractor based in Florida.

EXECUTIVE COMPENSATION

         The Company paid or accrued a total of $968,571 compensation to the executive officers as a group for services rendered to the Company in all capacities during the 1997 calendar year.

         The Company anticipates having an employee incentive stock option/share plan under which it anticipates initially providing up to 125,000 options for executive officers and directors.








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                                       45


                                      SUMMARY COMPENSATION TABLE OF EXECUTIVES
                                    Annual Compensation                Awards
====================== ========= ============= ================= ====================== ================ ==============
NAME AND PRINCIPAL     YEAR      SALARY ($)    BONUS ($)         OTHER ANNUAL           RESTRICTED       SECURITIES
POSITION                                       COMMISSIONS       COMPENSATION ($)1099   STOCK AWARD(S)   UNDERLYING
                                                                 CONSULTING FEES        ($)              OPTIONS/
                                                                                                         SARS (#)
====================== ========= ============= ================= ====================== ================ ==============
John Manion, CEO and   1995      $186,500*                       None                   None             None
President              --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996      $331,470*                       None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997      $644,785*                       None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
James Schnorf,         1995      $0                              None                   None             None
CFO/COO                --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996      $0                              None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997      $0                              None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
Juan Ferreira,         1995                    $81,126           None                   None             None
Executive VP           --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996                    $123,653          None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997                    $167,531          None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
Dodi B. Zirkle,        1995                    $20,455           None                   None             None
Secretary, VP of       --------- ------------- ----------------- ---------------------- ---------------- --------------
Market Access Program  1996                    $72,115           None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997                    $156,254          None                   None             None
---------------------  --------- ------------- ----------------- ---------------------- ---------------- --------------
Michael Manion,        1995      $0                              None                   None             None
Director of Financial  --------- ------------- ----------------- ---------------------- ---------------- --------------
Consulting Services    1996      $57,151                         None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997      $124,105                        None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
Wendy Vogt,            1995      $17,885                         None                   None             None
Director of Operations --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996      $39,042                         None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997      $17,086                         None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
Jimmy Holton, Vice     1995                    $52,068           None                   None             None
President              --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996                    $236,536          None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997                    $201,121          None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
Scott Gibson,          1995                    $35,198           None                   None             None
Vice President         --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1996                    $52,930           None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997                    $157,160          None                   None             None
---------------------- --------- ------------- ----------------- ---------------------- ---------------- --------------
James Vogt,            1995      $0                              None                   None             None
Director of Technology --------- ------------- ----------------- ---------------------- ---------------- --------------
and New Media          1996      $0                              None                   None             None
                       --------- ------------- ----------------- ---------------------- ---------------- --------------
                       1997      $17,086                         None                   None             None
====================== ========= ============= ================= ====================== ================ ==============

Option/SAR Grants Table (None)

Aggregated Option/SAR Exercises in Last Fiscal Year an FY-End Option/SAR value
(None)

Long Term Incentive Plans - Awards in Last Fiscal Year (None)

*Treated as salary income under Sub "S" treatment of Corp. taxation to John Manion.

BONUSES AND DEFERRED COMPENSATION

         No deferred compensation was paid or earned by any officer or director during 1997 and through June 30, 1998. Bonuses and commissions were paid as shown in chart above and may be earned for 1998.

         There are no payments of compensation or benefits to officers and directors due upon termination without cause resulting from a change in control, except for severance to Jim Schnorf.

COMPENSATION PURSUANT TO PLANS.  None.

                   DIRECTOR COMPENSATION FOR LAST FISCAL YEAR


(Except for compensation of Officers who are also Directors which Compensation is listed in Summary Compensation Table of Executives)

                           Cash Compensation Security Grants
=============== ===================== ===================== ===================== ================= ==================
Name            Annual Retainer       Meeting Fees ($)      Consulting            Number of         Number of
                Fees ($)                                    Fees/Other Fees ($)   Shares (#)        Securities
                                                                                                    Underlying
                                                                                                    Options/
                                                                                                    SARs (#)
=============== ===================== ===================== ===================== ================= ==================
None            0                     0                     0                     0                 0
=============== ===================== ===================== ===================== ================= ==================

STOCK OPTION/SHARE PLAN

         The Company plans to adopt an Employee Incentive Stock Option/Share Plan (the "Option Plan") for employees pursuant to which such employees may be granted options/shares involving an aggregate of up to 175,000 shares of Common Stock. The purpose of the Option Plan is to provide an incentive to employees of the Company and its subsidiaries to acquire shares or increase their proprietary interest in the Company, to increase their efforts on behalf of the company and to promote the Company's business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         (a) The Company leases office space from Greystone Ventures. Greystone is co-owned by John Manion and his wife, Lisa. In the first quarter 1998 the Company executed a five (5) year lease for the space at a rental rate the company believes is in accordance with local market costs, approximately $12,000 per month including variable common area fees.

         (b) The Company purchases mailing lists or list services from a company related through common ownership. These lists are utilized by the Company in connection with direct mailings related to its client service agreements. List service fees paid to this company during the years ended December 31, 1997 and 1996, approximated $70,000 and $137,000, respectively.

         (c) An entity related to the Company through common ownership assigned two client service contracts to the Company in 1997. These assignments resulted in the transfer of consulting revenues and expenses of $285,000 and $35,000 to the Company, respectively, which are included in operations. The amount due to the Company from the related party for these assignments was $250,000 at December 31, 1997.

         LEGAL MATTERS

         The Company from time to time is a party to certain legal proceedings. In the opinion of management, the Company is not presently involved in any legal proceedings that would reasonably be expected to result in a materially adverse impact.

         Based on an SEC investigation of the Company's first client, First National Entertainment Corp., from occurrences in 1992-93, the Securities and Exchange Commission brought an administrative proceeding against the Company and John Manion in February, 1996 alleging violations of Section 17(b) of the Securities Act, and Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 thereunder. The first allegation was that the Company and Mr. Manion violated
Section 17(b) in failing to disclose compensation agreements with First National Entertainment Corp. in the publications by the Company about First National Entertainment Corp. The second allegation was that the Company and Mr. Manion violated Section 13(d) by failing to file, and by filing inaccurate 13(d) filings. The Registrant and John Manion, its President, entered into a Settlement with the Securities and Exchange Commission over alleged violations of Sections 13(d) of the Exchange Act and Section 17(b) of the Securities Act. In the Settlement, without admitting or denying any guilt, Registrant and Manion agreed to a Consent Order under which they agreed to refrain from violating
Section 13(d) of the Exchange Act and Section 17(b) of the Securities Act. (Admin Proc. 3-8963, Release No. 7267 and 36886).




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information,  as of June 30, 1998, as to the number of shares of the  Registrant's  Common  Stock  owned of record by (a)
beneficial  owners of more than five  percent  of the  Registrant's  outstanding
Common  Stock,   and  (b)  the  Officers  and   Directors  of  the   Registrant,
individually,  an the Officers and Directors of the  Registrant as a group,  and
(c) the percentage of ownership of the outstanding  Common Stock  represented by such shares.

                  a)
======================= =============================================== ================================== =================
                                                                        Current                            After
Stock                   Names and Address of                            Beneficial                         Offering
Title of Class          Beneficial Owner                                Ownership
======================= =============================================== ================================== =================
Common Stock            John Manion                                     4,000,000                          67%
======================= =============================================== ================================== =================


         b) The  following  table sets forth  information,  as of June 30, 1998, with respect to the beneficial  ownership of the Company's $.01 par value common stock by the directors and officers of the Company,  both  individually and as a group.
======================= ===================================== ==================== ==================== ====================
Name and Address of     Position                              Shares Owned         Current Beneficial   * % Ownership
Beneficial                                                                         Ownership            After
Ownership                                                                                               Offering
======================= ===================================== ==================== ==================== ====================
John Manion             CEO and President                     4,000,000            100%                 67%
----------------------- ------------------------------------- -------------------- -------------------- --------------------
James Schnorf           CFO/COO                               0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Juan Ferreira           Executive Vice President              0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Dodi B. Zirkle          Corporate Secretary, VP of Market     0                    0                    0
                        Access Program
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Michael Manion          Director of Financial Consulting      0                    0                    0
                        Services
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Wendy Vogt              Director of Operations                0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Jimmy Holton            Vice President                        0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Scott Gibson            Vice President                        0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
James Vogt              Director of Technology and New Media  0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Michael F. Morrell      Director                              0                    0                    0
----------------------- ------------------------------------- -------------------- -------------------- --------------------
Michael Lee             Director                              0                    0                    0
Spraggins, Jr.
======================= ===================================== ==================== ==================== ====================

         *Prior to any sales by selling shareholder.

                                     Current
                                     Beneficial               Percent Ownership
                                     OWNERSHIP                AFTER OFFERING
     c)  Present Officers
         and Directors               100%                       67%
         as a Group


LOANS TO OFFICERS AND DIRECTORS

         None.

                            DESCRIPTION OF SECURITIES

GENERAL

         COMMON SHARES. The Company's Amended Articles of Incorporation authorizes 50,000,000 shares of common stock with $.01 par value. There are 4,000,000 common shares outstanding at the commencement of this offering. Each record holder of common shares is entitled to one vote for each share held as a matter of record on all matters properly submitted to the shareholders of the Company for their vote. Cumulative voting is not authorized by the Articles of Incorporation, as amended. A quorum at any shareholders meeting consists of one-half of the common shares outstanding and entitled to vote.

DIVIDENDS

         Holders of the Company's common stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of legally available funds. Any such dividends may be paid in cash, property or shares of the Company's common stock. The Company presently anticipates that all earnings, if any, will be retained for development of the Company's business and no dividends on its common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and would depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions. Therefore, there can be no assurance that any dividends on the Company's common stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS

         Shares of the Company's common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, and are not liable to further call or assessment. The outstanding shares of the Company's common stock are, and any shares sold pursuant to this offering will be, fully paid and nonassessable. Each share of the Company's common stock is entitled to share ratably in any asset available for distribution to holders of its equity securities upon liquidation of the Company.

SELECTED DEALERS

         The Company may issue up to 200,000 warrants to purchase 200,000 common shares to the Selected Dealers in connection with this offering.
See "Underwriting").

REPORTS TO STOCKHOLDERS

         The Company shall make available annual reports to its stockholders containing audited financial statements reported upon by its independent auditors. The Company intends to release unaudited quarterly or other interim reports to its stockholders as it deems appropriate.

TRANSFER AGENT AND REGISTRAR

         United Stock Transfer, Inc., 13275 E. Fremont Place, Ste. #302, Englewood, Colorado 80112-3901 is the transfer agent and registrar for the Company's $.01 par value common stock.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon the successful completion of this offering, the Company will have outstanding 6,000,000 shares of common stock. The 2,000,000 shares sold in this offering will be registered under the Securities Act of 1933 and generally will have an exemption under Federal law for resale of such shares, except for any shares purchased by an "affiliate", as that term is defined in the Securities Act of 1933 (the "Act"), of the Company, which will be subject to the resale limitations of Rule 144.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including "affiliates" (that is a person controlling, controlled by or under common control with an issuer), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the availability of certain current public information about the Company and restrictions on the manner of sale set forth in Rule 144. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned (and paid for in full) restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations and other restrictions described above.

         Within one year after close of this offering, an aggregate of at least 240,000 shares (4% assuming the offering is sold) of the Company's common stock will be eligible for sale in the public market in reliance upon Rule 144.

                              PLAN OF DISTRIBUTION

SUMMARY OF SELECTED DEALER

         The Company will enter into Selected Dealer Agreements ("Agreement") with NASD Broker Dealers. Pursuant to the terms of the Agreements, the Selected Dealers, as the Company's agents, will to use best efforts to sell at $7.00 per share up to 2,000,000 shares of the Company's $.01 par value common stock offered by the Prospectus within a period of 90 days after the date of the definitive Prospectus, unless extended for a maximum 90 additional days by mutual agreement of the Company and the Selected Dealers. If the Selected Dealers are unable to sell at least 2,000,000 shares within this period (including the extension period), then the offering will terminate and all money will be returned to the subscribers, without interest (subscribers residing in states which require the payment of interest will be paid interest at prevailing rates if the escrow does not close) and without deduction for commissions and other expenses relating to the offering. Pursuant to Rule 15c2-4 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, all subscriptions for the sale of the shares will be transmitted, by noon of the next business day following receipt by the Selected Dealer or a participating dealer, to an escrow account to be maintained at AmSouth Bank, Orlando, Florida. In the event 2,000,000 shares are not sold to the public within the 90-day period ( and any extension period, if applicable) funds deposited with the escrow agent will be returned forthwith to subscribers without deduction therefrom and without interest. Purchasers of the shares will not receive stock certificates until after termination of the escrow agreement. During the period of escrow, subscribers will have no right to demand return of their subscriptions.

         The Selected Dealer may refuse or reject any offer or subscription to purchase the shares offered hereby, at any time and for any reason, at its discretion.

         Subject to the sale of the minimum number of shares prior to the termination of this offering, the Company has agreed to pay the Selected Dealer a sales commission of 10% of the offering price ($.70 per share). The Company may also agree to pay the Selected Dealer a non-accountable expense allowance up to 3% of the gross dollar amount of common stock it sells in the offering. This will be paid upon the closing of the offering (the sale of 2,000,000 shares) and the release of funds by the Escrow Agent.

         The Selected Dealers offering the shares are licensed securities dealers who are members of the National Association of Securities Dealers, Inc. The Selected Dealers do not intend to sell any shares offered hereby to any account over which it has discretionary authority.

         The Company and the Selected Dealers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. The Securities and Exchange Commission has taken the position that such indemnity provisions are unenforceable and against public policy.

         The Company will not use its officers, directors or employees as sales agents for the Offering. No distribution over the Internet or through web pages is contemplated or planned.

         The foregoing does not purport to be a complete statement of the terms and conditions of the Selected Dealer Agreement, copies of which are on file at the offices of the Selected Dealers, the Company and the Securities and Exchange Commission.

SELECTED DEALERS WARRANTS

         Subject  to  the  sale  of at  least  2,000,000  shares  prior  to  the termination of this offering, the Company may agree to sell to the Selected Dealers, for $.001 per warrant, warrants (the "Dealers' Warrants") to purchase one share of the Company's common stock for each ten shares sold in the offering at $8.40 per share. The Selected Dealers' Warrants are exercisable at 120% of the public offering price per share for a 18-month period commencing 12 months from the effective date of this offering. The Selected Dealers' Warrants may not be sold, transferred, assigned or hypothecated except to officers of the
Selected Dealers and participating dealers and/or their officers or partners. The Selected Dealers' Warrants will contain anti-dilution provisions providing for appropriate adjustments in the event of any recapitalization, reclassification, stock dividends, stock split or similar transaction. In the event of a consolidation or merger of the Company or a transfer of substantially all of the Company's assets to another corporation, the holders of the Selected Dealers' Warrants will be entitled to receive, upon exercise of the Selected Dealers' Warrants, the securities or other property which they would have been entitled to receive had they been stockholders on the date of such action. The holders of the Selected Dealers' Warrants will have no voting, dividend or other rights as stockholders of the Company in respect of the shares underlying the Selected Dealers' Warrants until the Selected Dealers' Warrants are exercised.

         The Company has agreed that at any time upon the written request of the holders of at least 50% of the total number of the Selected Dealers' Warrants and common stock issued upon exercise of the Selected Dealers' Warrants made during the four (4) year period commencing 12 months after the effective date of the offer, it will file one registration statement at its expense under the Securities Act of 1933, as amended, including Selected Dealers' Warrants and shares of common stock.

         For the period during which the Selected Dealers' Warrants are exercisable, the holders thereof will have the opportunity to profit form a rise in the market value of the Company's common stock, with a resulting dilution in the interests of the other stockholders of the Company if the exercise price is less than net tangible book value. The holders of the Selected Dealers' Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued common stock on terms more favorable to the Company than those provided for in the Selected Dealers' Warrants. Such facts may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain form the resale of the shares underlying the Selected Dealers' Warrants, such gain may be deemed additional compensation.

DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no public market for the shares of the Company's Common Stock or the Warrants. The initial public offering price has been determined by the Company. There is no direct relation between the offering price and the assets, book value, shareholders' equity or net worth of the Company.

         In determining the offering price and the number of shares to be offered, the Company considered such factors as the financial condition of the Company, the experience of current management, operating history, general condition of the securities markets, and its longevity and present and future business prospects and the common stock retained by Company Management. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company's assets, financial performance, net worth or any other traditional criteria of value.

                                  LEGAL MATTERS

         The law firm of Michael A. Littman, Wheat Ridge, Colorado has acted as counsel for the Company in connection with this Offering.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1997 and as of December 31, 1996 and for the years then ended have been included in the Registration Statement in reliance upon the report of Moore Stephens Lovelace, P.A., independent auditor, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission, Washington, DC, relating to the securities offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain certain information set forth in, or annexed as exhibits to, the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, or inspected and copied at, and obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by that reference.

                    CONTINENTAL CAPITAL & EQUITY CORPORATION

                       FINANCIAL STATEMENT SCHEDULE INDEX

  For the Three Months and Six Months Ended June 30, 1998 and 1997 (unaudited)

                                                                  PAGE
                                                                  NUMBER

          Balance Sheet                                             F-2

          Statement of Income                                       F-3

          Statement of Cash Flows                                   F-4

          Notes to Financial Statements                             F-5



                                     CONTINENTAL CAPITAL & EQUITY CORPORATION
                                             BALANCE SHEET (UNAUDITED)
                                                   June 30, 1998
                                                      ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                                                $636,539
  Accounts receivable                                                                                         4,458
  Loans receivable                                                                                           41,000
  Employee advances                                                                                          53,797
  Due from related party                                                                                     80,000
  Investments                                                                                             2,339,586
                                                                                                   -----------------
                                      TOTAL CURRENT ASSETS                                                3,155,380
  Furniture and equipment, net                                                                              176,278
  Deposits                                                                                                   26,650
  Other assets                                                                                               27,000
                                                                                                   -----------------
                                          TOTAL ASSETS                                                   $3,385,308
                                                                                                   =================
                                       LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
  Accounts payable                                                                                         ($1,730)
  Due to related party                                                                                        4,000
  Deferred revenue                                                                                        1,071,781
  Payroll taxes payable                                                                                          --
  Distribution payable                                                                                    2,000,000
                                                                                                   -----------------
                                    TOTAL CURRENT LIABILITIES                                             3,074,051

COMMITMENTS AND CONTINGENCIES
SHAREHOLDER EQUITY
  Common stock, $.01 par value; 50,000,000                                                                   40,000
  shares authorized; 4,000,000 shares
  issued and outstanding (as adjusted for stock split)
  Additional paid-in capital                                                                                271,257
  Retained earnings                                                                                              --
                                                                                                   -----------------
                                   TOTAL SHAREHOLDER'S EQUITY                                               311,257
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                                                               $3,385,308
                                                                                                   =================



                                     CONTINENTAL CAPITAL & EQUITY CORPORATION
                                           STATEMENT OF INCOME (Unaudited)
                          For the Three Months and Six Months Ended June 30, 1998 and 1997

REVENUES & FEES                                              1998           1997            1998            1997
                                                   --------------- -------------- --------------- ---------------
  Financial public relations services & fees           $1,442,491     $1,402,851      $2,214,172      $2,341,021
  Consulting services                                     209,250         15,000         311,381          30,619
  Referral & finder fees                                  170,000         56,500         473,035         162,500
  Gain (loss) on investments                             (89,872)         61,150       (123,369)         125,592
                                                   --------------- -------------- --------------- ---------------
              TOTAL REVENUES & FEES                     1,731,869      1,535,501       2,875,219       2,659,732
COST OF REVENUES & FEES
  Internet advertising                                     11,000        100,009          28,345         131,474
  Pre-press and printing                                   52,899         46,676          76,343         106,385
  Postage and related expenses                             55,049         83,092          91,237         127,411
  List Services                                             7,750         26,192          11,317          33,752
  Commissions and fees                                     68,050         16,375          89,998          18,975
  Consultant advice                                           825          5,000           1,325          12,500
  Press releases                                            4,335         12,709           7,805          20,074
  Other                                                    12,248         35,795          17,195          52,899
                                                   --------------- -------------- --------------- ---------------
          TOTAL COST OF REVENUES & FEES                   212,156        325,848         321,565         503,470
GENERAL AND ADMINISTRATIVE EXPENSES                       980,810        722,964       1,490,741       1,356,322
                                                   --------------- -------------- --------------- ---------------
             INCOME FROM OPERATIONS                       538,903        486,689       1,062,913         799,940
OTHER INCOME (EXPENSES)
  Interest income (expense)                                 7,884          2,302          11,230           4,919
  Miscellaneous income                                     10,534         18,656          16,291          26,571
                                                   --------------- -------------- --------------- ---------------
          TOTAL OTHER INCOME (EXPENSES)                    18,418         20,958          27,521          31,490
                                                   --------------- -------------- --------------- ---------------
                                       NET INCOME        $557,321       $507,647      $1,090,434        $831,430
                                                   =============== ============== =============== ===============
BASIC & DILUTED EARNINGS PER COMMON SHARE                   $0.14          $0.13           $0.27           $0.21
                                                   =============== ============== =============== ===============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES                4,000,000      4,000,000       4,000,000       4,000,000
OUTSTANDING
                                                   =============== ============== =============== ===============
NET INCOME PRIOR TO PRO FORMA ADJUSTMENTS                $557,321       $507,647      $1,090,434        $831,430
PRO FORMA PROVISION FOR INCOME TAXES                    (227,482)      (191,832)       (324,628)       (314,476)
                                                   --------------- -------------- --------------- ---------------
PRO FORMA NET INCOME                                     $329,839       $315,815        $765,806        $516,954
                                                   =============== ============== =============== ===============
PRO FORMA BASIC AND DILUTED EARNINGS PER COMMON             $0.08          $0.08           $0.19           $0.13
SHARE
                                                   =============== ============== =============== ===============




                                      CONTINENTAL CAPITAL & EQUITY CORPORATION

                                               STATEMENT OF CASH FLOWS

                                   For the Six Months Ended June 30, 1998 and 1997

CASH FLOWS FROM OPERATING ACTIVITIES                                                1998              1997
                                                                         ---------------- -----------------
Net Income                                                                    $1,090,434          $831,430
Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation                                                                    18,667            15,178
  Decrease(increase) in accounts receivable                                            -                 -
  Increase in employee advances                                                  (8,420)          (38,697)
  Decrease in due from related party                                             170,000                 -
  Decrease (increase) in investments                                           (959,469)            66,245
  Increase (decrease) in accounts payable/payroll taxes                          (1,730)           175,499
  Increase in deposits                                                          (26,650)                 -
  Increase (decrease) in deferred revenue                                        874,560           817,417
                                                                         ---------------- -----------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                      1,157,402         1,867,072
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of furniture, equipment, and leasehold improvements                 (162,963)           (2,177)
CASH FLOWS FROM FINANCING ACTIVITIES
  Shareholder distributions                                                    (932,034)         (123,138)
                                                                         ---------------- -----------------
                 INCREASE IN CASH AND CASH EQUIVALENTS                            62,405         1,741,757

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   574,134            48,277
                                                                         ---------------- -----------------

CASH AND CASH EQUIVALENTS AT END OF SECOND QUARTER                              $636,539        $1,790,034


                    CONTINENTAL CAPITAL & EQUITY CORPORATION

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                     Six Months Ended June 30, 1998 and 1997


Note 1 - In the opinion of Continental Capital & Equity Corporation (the Company), the accompanying financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly its financial position as of June 30, 1998, and the results of its operations and cash flows for the three month and six month periods ended June 30, 1998 and 1997. The results are not necessarily indicative of the results to be expected for the full fiscal year. The financial statements should be read in conjunction with the financial statement disclosures contained in the Company's annual financial statements for the years ended December 31, 1997 and 1996.

                              CONTINENTAL CAPITAL &
                               EQUITY CORPORATION


                              FINANCIAL STATEMENTS



                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                 C O N T E N T S
                                    --------


                                                                         Page
                                                                         NUMBER


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                          F-8


FINANCIAL STATEMENTS

   Balance Sheets                                                           F-9

   Statements of Income                                                     F-10

   Statements of Changes in Shareholder's Equity                            F-11

   Statements of Cash Flows                                                 F-12

   Notes to Financial Statements                                            F-13

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Board of Directors
Continental Capital & Equity Corporation
Longwood, Florida


We have audited the accompanying balance sheets of Continental Capital & Equity Corporation and as of December 31, 1997 and 1996, and the related statements of income, changes in shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Continental Capital & Equity Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Certified Public Accountants


Orlando, Florida
March 4, 1998, except for
    Notes 8 and 9, as to which the date is June 22, 1998.



                                     CONTINENTAL CAPITAL & EQUITY CORPORATION

                                                  BALANCE SHEETS

                                            DECEMBER 31, 1997 AND 1996

                                                      ASSETS

                                                                                   1997                 1996
                                                                              ----------------    -----------------

CURRENT ASSETS
    Cash and cash equivalents                                                 $       574,134     $        48,277
    Accounts receivable                                                                 4,458             133,891
    Employee advances                                                                  45,377              33,802
    Due from related party                                                            250,000              -
    Investments                                                                     1,380,117           1,344,450
                                                                              ----------------    -----------------

                                                     TOTAL CURRENT ASSETS           2,254,086           1,560,420


Furniture and equipment, net                                                           31,992              39,612
                                                                              ----------------    -----------------

                                                             TOTAL ASSETS     $     2,286,078     $     1,600,032
                                                                              ================    =================


                                       LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable                                                          $           -       $      110,364
    Due to related party                                                               4,000               4,000
    Deferred revenue                                                                 125,000             331,466
    Distribution payable                                                           2,000,000              -
                                                                              ----------------    -----------------

                                                TOTAL CURRENT LIABILITIES          2,129,000             445,830

DISTRIBUTION PAYABLE                                                                  -                1,000,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY
    Common stock, $.01 par value; 50,000,000 shares
       authorized; 4,000,000 shares issued and outstanding                            40,000              40,000
    Additional paid-in capital                                                       117,078             114,202
    Retained earnings                                                                 -                   -
                                                                              ----------------    -----------------

                                               TOTAL SHAREHOLDER'S EQUITY            157,078             154,202
                                                                              ----------------    -----------------

                               TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY     $    2,286,078      $    1,600,032
                                                                              ================    =================


                     The  accompanying   notes  are  an  integral  part  of  the financial statements.



                                     CONTINENTAL CAPITAL & EQUITY CORPORATION
                                               STATEMENTS OF INCOME
                                      YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                   1997                 1996
                                                                              ----------------    -----------------
REVENUES AND FEES
    Financial public relations services and fees                              $    4,682,223      $    4,011,262
    Consulting services                                                              736,999             101,900
    Referral and finders fees                                                        189,500             530,246
    Gain (loss) on investments                                                       470,383             (69,637)
                                                                              ----------------    -----------------
                                                  TOTAL REVENUES AND FEES          6,079,105           4,573,771

COST OF REVENUES AND FEES
    Internet advertising                                                             287,938              13,145
    Pre-press and printing                                                           272,424             289,090
    Postage and related expenses                                                     251,163             366,636
    List services                                                                    114,169             180,902
    Commissions and fees                                                              59,875             125,795
    Consulting                                                                        35,000             282,800
    Press releases                                                                    33,199              46,022
    Other                                                                            171,812             135,446
                                                                              ----------------    -----------------
                                          TOTAL COST OF REVENUES AND FEES          1,225,580           1,439,836

GENERAL AND ADMINISTRATIVE EXPENSES                                                3,205,119           1,930,554
                                                                              ----------------    -----------------

                                                   INCOME FROM OPERATIONS          1,648,406           1,203,381

OTHER INCOME (EXPENSES)
    Interest                                                                          21,151              14,496
    Interest expense                                                                    (102)             (1,763)
    Miscellaneous income                                                              67,982              40,819
                                                                              ----------------    -----------------
                                                       TOTAL OTHER INCOME             89,031              53,552
                                                                              ----------------    -----------------

                                                               NET INCOME     $    1,737,437      $    1,256,933
                                                                              ================    =================

                              BASIC AND DILUTED EARNINGS PER COMMON SHARE     $          .43      $          .31
                                                                              ================    =================

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                                                      4,000,000           4,000,000
                                                                              ================    =================

NET INCOME PRIOR TO PRO FORMA ADJUSTMENTS                                     $    1,737,437      $    1,256,933

PRO FORMA PROVISION FOR INCOME TAXES                                                (506,500)           (487,000)
                                                                              ----------------    -----------------

PRO FORMA NET INCOME                                                          $    1,230,937      $      769,933
                                                                              ================    =================

PRO FORMA BASIC AND DILUTED EARNINGS
    PER COMMON SHARE                                                          $          .31      $          .19
                                                                              ================    =================

                        The accompanying notes are an integral part of the financial statements.


                                     CONTINENTAL CAPITAL & EQUITY CORPORATION

                                   STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                      YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                 Common Stock             Additional
                                         ------------------------------     Paid-In           Retained
                                            Shares           Amount         Capital           Earnings             Total
                                         --------------   -------------  ---------------  ------------------  -----------------


BALANCE AT DECEMBER 31, 1995                 4,000,000      $  40,000      $        -       $     403,203     $      443,203


SHAREHOLDER DISTRIBUTIONS                       -              -                -              (1,660,136)        (1,660,136)


CAPITAL CONTRIBUTION                            -              -               114,202             -                 114,202


NET INCOME                                      -              -                -               1,256,933          1,256,933
                                         --------------   -------------  ---------------  ------------------  -----------------


BALANCE AT DECEMBER 31, 1996                 4,000,000         40,000          114,202             -                 154,202


SHAREHOLDER DISTRIBUTIONS                       -              -                -              (1,737,437)        (1,737,437)


CAPITAL CONTRIBUTION                            -              -                 2,876             -                   2,876


NET INCOME                                      -              -                -               1,737,437          1,737,437
                                         --------------   -------------  ---------------  ------------------  -----------------


BALANCE AT DECEMBER 31, 1997                 4,000,000      $  40,000      $   117,078      $          -        $    157,078
                                         ==============   =============  ===============  ==================  =================





                     The  accompanying   notes  are  an  integral  part  of  the financial statements.




                                     CONTINENTAL CAPITAL & EQUITY CORPORATION

                                             STATEMENTS OF CASH FLOWS

                                      YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                    1997                1996
                                                                              -----------------   -----------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                $     1,737,437     $     1,256,933
    Adjustments to reconcile net income to net cash
          provided by operating activities
       Depreciation                                                                    28,139              28,486
       Decrease (increase) in accounts receivable                                     129,433            (133,891)
       Decrease (increase) in employee advances                                       (11,575)             42,104
       Increase in due from related party                                            (250,000)             -
       Increase in investments                                                        (35,667)           (959,811)
       Increase (decrease) in accounts payable                                       (110,364)            110,364
       Increase (decrease) in deferred revenue                                       (206,466)            331,466
       Decrease in due to related party                                                -                  (69,273)
                                                                              -----------------   -----------------

                                                     NET CASH PROVIDED BY
                                                     OPERATING ACTIVITIES           1,280,937             606,378


CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of furniture and equipment                                               (20,519)            (47,734)


CASH FLOWS FROM FINANCING ACTIVITIES
    Decrease in bank overdraft                                                         -                  (21,887)
    Shareholder distributions                                                        (734,561)           (545,934)
                                                                              -----------------   -----------------

                                                     NET CASH USED IN
                                                     FINANCING ACTIVITIES            (734,561)           (567,821)
                                                                              -----------------   -----------------


                                              INCREASE (DECREASE) IN CASH
                                                     AND CASH EQUIVALENTS             525,857              (9,177)


CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                         48,277              57,454
                                                                              -----------------   -----------------


CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $     574,134     $        48,277
                                                                              =================
                                                                                                  =================




                     The  accompanying   notes  are  an  integral  part  of  the financial statements.



                    CONTINENTAL CAPITAL & EQUITY CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE  1 -     DESCRIPTION OF BUSINESS

              Continental   Capital  &  Equity  Corporation  (the  Company)  was
              incorporated as an S corporation in the State of Florida in February 1995. The Company provides public relations and direct marketing services primarily to publicly traded companies. These services include publicizing and disseminating information about these companies to potential investors, brokerage houses, analysts, institutions and shareholders. In addition, the Company also offers referral services and investor relations consulting services.

              Prior to the Company's inception, its management offered similar services through a C corporation (the C-Corp) that was originally incorporated under the same name in September 1992. In February 1995, all of the C-Corp operations were shifted to the Company.


NOTE  2 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

              CREDIT RISK

              Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of short-term investments. The Company's short-term investments consist primarily of equity securities. The ultimate realization of such securities cannot be assured due to uncontrollable factors, including market conditions, company performance, trading volume, etc. In the opinion of management, concentrations of credit risk with respect to its short-term investments are somewhat mitigated due to the Company's diverse holdings and due to the intended short-term nature of the investments.

              CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid investments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE  2 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              INVESTMENTS

              Investments consist primarily of equity securities that are received in the normal course of business as partial consideration for services performed. Investments are held principally for the purpose of selling them in the near future (within twelve months) and, accordingly, are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Investments are originally recorded at the estimated fair market value of the securities received as of the date of receipt. Investments in securities, which are traded on a national securities exchange (or reported on the NASDAQ national market), are stated at the latest reported sales price on the day of the valuation; other securities traded in the over-the-counter market are stated at the last reported bid price.

              Unrealized holding gains/(losses) included in gains/(losses) on investments in the accompanying statements of income for the years ended December 31, 1997 and 1996, approximated $57,000 and ($48,000), respectively.

              FURNITURE AND EQUIPMENT, NET

              Furniture and equipment is stated at cost. For financial reporting purposes, deprecia-tion is provided using the straight-line method over the estimated useful lives of the respective assets, generally, three to seven years. When items are sold, or otherwise disposed of, the related costs and accumulated amortization or depreciation is removed from the accounts and any resulting gains or losses are recognized. Maintenance and repairs are charged to expense when incurred.

              DEFERRED REVENUE

              Deferred  revenue   represents  that  portion  of  client  service
              agreement payments received for which the related services had not been performed as of the end of the reporting period.

              REVENUE RECOGNITION

              The Company enters into client service agreements (CSA's) with customers, whereby it provides various forms of financial public relations services, primarily direct mail publication and distribution, for a fee. The Company does not have any significant obligations due under the CSA subsequent to its direct mail shipment and, accordingly, CSA fees are recognized as of the date of the direct mail shipment. CSA fees are often received in a combination of cash and shares of the client's common stock. These fees are recorded in an amount equal to the cash received/or to be received plus the fair value of the common stock received. During the years ended December 31, 1997 and 1996, approximately 52% and 46%, respectively, of the Company's revenues were received in the form of equity securities. Revenues from referral fees and consulting services are recognized when the related services have been performed.

NOTE  2 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              EARNINGS PER SHARE

              Earnings per share (EPS) is computed in accordance with Statement of Financial Accounting Standards (SFAS No. 128), "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share. Under SFAS No. 128, basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period (see Note 8). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the equity. The computation of diluted EPS does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings per share. The Company did not have any common stock options or other contracts to issue common stock outstanding during the years ended December 31, 1997 or 1996.


NOTE  3 -     INCOME TAXES

              The Company elected to be taxed under the provisions of subchapter S of the Internal Revenue Code. The effect of this election is that taxable income or loss of the Company passes through to its shareholder to be included in his individual income tax return. Accordingly, no provision for income taxes has been included in the accompanying financial statements (see Notes 8 and 9).


NOTE  4 -     FINANCIAL INSTRUMENTS

              FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying  amounts of cash, cash  equivalents,  investments and
              current   liabilities   approximate  fair  value  because  of  the
              short-term maturity of these items.



NOTE  5 -     GENERAL AND ADMINISTRATIVE EXPENSES

              General and administrative  expenses for the years ended  December 31,  1997 and 1996 consists of the following:


                                                                                     1997                1996
                                                                               -----------------    ----------------
                                                                               -----------------    ----------------

               Salaries and related expenses                                     $   2,569,865      $     1,447,378
               Office expense                                                          112,490               49,495
               Travel                                                                  103,874              136,172
               Legal and accounting                                                     93,639               19,765
               Rent                                                                     86,871               60,142
               Telephone                                                                71,733               51,575
               Insurance                                                                37,292               26,838
               Depreciation                                                             28,139               28,486
               Equipment rental                                                         17,943                8,377
               Education, memberships, subscriptions                                    16,608                7,723
               Taxes other than income                                                  15,406               11,814
               Repairs and maintenance                                                  11,884               17,932
               Advertising                                                               8,555               44,379
               Other                                                                    30,820               20,478
                                                                               -----------------    ----------------

                        Total general and administrative expenses              $     3,205,119      $     1,930,554
                                                                               =================    ================

NOTE  6 -     RELATED-PARTY TRANSACTIONS

              The Company purchases mailing lists or list services from a company related through common ownership. These lists are utilized by the Company in connection with direct mailings related to its Client Service Agreements. List service fees paid to this company during the years ended December 31, 1997 and 1996, approximated $70,000 and $137,000, respectively.

              An entity related to the Company through common ownership assigned two client service agreements to the Company in 1997. These assignments resulted in the transfer of consulting revenues and expenses of $285,000 and $35,000 to the Company, respectively, which are included in operations. The amount due to the Company from the related party for these assignments was $250,000 at December 31, 1997.

NOTE 7 -      COMMITMENTS AND CONTINGENCIES

              The Company leases office space and equipment under various noncancelable operating leases. Approximate minimum future rentals under these noncancelable operating leases as of December 31, 1997, are as follows:

                   YEAR                                  AMOUNT
              ----------------                        --------------
                   1998                                  $   2,000

              Rent expense under these leases in 1997 and 1996 approximated $87,000 and $60,000.

NOTE  8 -     SUBSEQUENT EVENTS

              The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission in 1998. The Company anticipates registering and offering for sale 2,000,000 shares of its common stock at a proposed offering price of $7.00 per share. As part of its offering, the Company may agree to sell to the selected dealers, for $.001 per warrant, warrants to purchase one share of the Company's common stock at a price of $8.40 per share (120% of proposed offering price). The warrants shall be exercisable for the 18-month period commencing 12 months from the effective date of the offering. The selected dealers will have the option to purchase one warrant for each ten shares of common stock sold in the offering. The Company intends to use the proceeds of its initial public offering primarily to facilitate its growth through acquisitions of similar organizations. The warrants are subject to certain anti-dilutive provisions, as defined in the warrant agreement.

              Prior to the completion of its initial public offering, the Company intends to create an incentive stock and stock option plan(s) for its employees, officers and directors. The Company anticipates reserving 200,000 shares of its common stock for issuance under any such plan(s).

              In April 1998, the Company obtained a $1,000,000 line of credit. The line of credit is unsecured, bears interest at the LIBOR rate plus 2.25% and matures April 16, 1999.

              In June 1998, the Company's board of directors authorized a 784.32-for-one stock split. Shareholder's equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from retained earnings to common stock the par value of the additional shares arising from the split. Also in June 1998, the Company amended its Articles of Incorporation to increase the number of shares of common stock authorized from 10,000 to 50,000,000. All references in the accom-panying financial statements to authorized shares, shares outstanding and per share amounts have been restated.

              Through  June 15,  1998,  the  Company  distributed  approximately
              $930,000 to its shareholder primarily to cover the 1997 and estimated first six months of 1998 income taxes generated by the Company's taxable income being passed through to the shareholder (see Note 3).


NOTE  9 -     PRO FORMA INFORMATION

              PRO FORMA INCOME TAXES

              In connection with the completion of its planned initial public offering, the Company will terminate its S corporation election and become subject to corporate income taxes from that date forward.

              The statements of operations for the years ended December 31, 1997 and 1996 include a presentation of the pro forma effect on income taxes as if the Company's income had been subjected to federal and state income taxes as a C corporation.



NOTE  9 -     PRO FORMA INFORMATION (CONTINUED)

              PRO FORMA INCOME TAXES (CONTINUED)

              Reconciliation  of the federal statutory income tax rate of 34% to the effective income tax rate reflected herein is as follows:
                                                                                               YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ------------------------------
                                                                                          1997             1996
                                                                                      -------------    -------------

                 Federal income tax at statutory rates                                    34.0%           34.0%
                 State income taxes                                                        5.5             5.5
                 Non-deductible expenses                                                    .1             2.5
                 Unrealized (gain)/loss                                                   (7.8)            3.8
                 Other timing differences                                                 (2.6)           (2.3)
                 Non-taxable refund                                                        -              (4.8)
                                                                                      -------------    -------------

                          Income tax expense                                              29.2%           38.7%
                                                                                      =============    =============

              At December 31, 1997 and 1996, there were differences between the bases for the Company's assets and liabilities as reported for income tax return purposes and as reported for financial statement purposes. The aggregate bases difference at these dates are not material to the Company (principally, depreciation and unrealized gains and losses).

              PRO FORMA DISTRIBUTION

              The Company anticipates distributing to its shareholder the undistributed profits of the S corporation prior to or within twelve months of the termination of its S corporation election. The anticipated amount of this tax-free distribution is $2,000,000, representing the substantial majority of the undistributed S Corporation profits at June 30, 1998. As a result, the accompanying financial statements have been adjusted to reflect the anticipated distribution as if it had been declared in 1996 and in 1997 based upon available undistributed profits in excess of the anticipated distribution have been presented as a distribution to and a capital contribution from the shareholder.

              The  shareholder   distributions  presented  in  the  accompanying
              financial statements consist of the following components:
                                                                                              YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                  ------------------------------------
                                                                                       1997                1996
                                                                                  ----------------    ----------------

                 Actual distributions                                             $      734,561      $      545,934
                 Pro forma distributions                                               1,002,876           1,114,202
                                                                                  ----------------    ----------------

                          Total Distributions                                     $    1,737,437      $    1,660,136
                                                                                  ================    ================

                 Pro forma capital contribution                                   $        2,876      $      114,202
                                                                                  ================    ================

              The pro forma distributions and capital contribution are non-cash financing activities for purposes of presentation in the statement of cash flows.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is a statement of expenses expected to be incurred by the company in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions.

         Legal Fees                                                    $25,000*
         Accounting Fees                                               $25,000*
         Filing Fees                                                   $15,000*
         Printing & Engraving
         share certificates and Prospectuses                           $50,000*
         Non-Accountable Expenses                                     $280,000*
*        Estimates Only

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         Within the last three (3) years, no sales have been made of the Registrant's no par value Voting Common Stock or any other security.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Item.

1.1**                      Form of Dealer Agreement

1.2**                      Form of Dealers Purchase Option

3.1**                      Articles of Incorporation

3.2**                      Bylaws of Continental Capital & Equity Corporation

3.3**                      Amendment to Articles of Incorporation

5.1                        Form of Opinion of Michael A. Littman

10.4*                      Non-Qualified Stock and Option Award Plan

24.1                       Consent of Michael A. Littman, dated
                           September 10, 1998.

24.2                       Consent of Moore Stephens Lovelace P.A., dated
                           September 10,1998

24.3**                     Form of Escrow Agreement
* to be filed later
** Previously Filed

FINANCIAL STATEMENT SCHEDULES

Unaudited Financial Statements
for Three Months Ended June 30, 1998
and 1997                                                        Pages F-1 - F-5

Audited Financial Statements
for Years Ended December 31, 1997 and 1996                      Pages F-6- F-18


ITEM 28. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (ii) To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide certificates in such denominations and registered in such names as required by Selected Dealers to permit prompt delivery to each purchaser.

         (5) See Item 14 for Registrant's undertaking with respect to indemnification.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longwood, State of Florida, on September 10, 1998.

                                    CONTINENTAL CAPITAL & EQUITY CORPORATION

                                    By:/s/John R. Manion
                                    Its: President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title               Date

/s/John R. Manion                  President           September 10, 1998
---------------------------        ---------------     -------------

/s/James Schnorf                   CFO/COO & Director  September 10, 1998
---------------------------        ---------------     -------------

/s/Juan Ferreira                   Executive VP &
                                   Director            September 10, 1998
---------------------------        ---------------     -------------

/s/Dodi B. Zirkle                  Corporate Secretary September 10, 1998
---------------------------        ---------------     -------------

/s/Michael F. Morrell              Director            September 10, 1998
--------------------------         ---------------     -------------

/s/Michael Lee Spraggins, Jr.      Director            September 10, 1998
--------------------------         ---------------     -------------

                       SECURITIES AND EXCHANGE COMMISSION


                           ---------------------------

                                   FORM SB-2/A

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                         -------------------------------

                    CONTINENTAL CAPITAL & EQUITY CORPORATION
               (Exact name of Registrant as specified in charter)
                         -------------------------------

                                    EXHIBITS

                                  EXHIBIT INDEX

Exhibit No.                Item.

1.1**                      Form of Dealer Agreement

1.2**                      Form of Dealers Purchase Option

3.1**                      Articles of Incorporation,

3.2**                      Bylaws of Continental Capital & Equity Corporation

3.3**                      Amendment to Articles of Incorporation

5.1                        Form of Opinion of Michael A. Littman

10.4*                      Non-Qualified Stock and Option Award Plan

24.1                       Consent of Michael A. Littman, dated
                           September 10, 1998.

24.2                       Consent of Moore Stephens Lovelace P.A., dated
                           September 10, 1998

24.3**                     Form of Escrow Agreement

*To be filed by Amendment
** Previously Filed

                                   EXHIBIT 5.1

                               Michael A. Littman
                                 Attorney at Law
                            10200 W. 44th Ave., #400
                              Wheat Ridge, CO 80033
                       (303) 422-8127 Fax: (303) 422-7796


                               September 10, 1998


Continental Capital & Equity Corporation
195 Wekiva Springs Road, Suite #200
Longwood, FL  32779

Re: SB-2 Registration Statement for common shares of Continental Capital & Equity Corporation

Gentlemen:

         At your request, I have examined the form of Registration Statement No., 333-58137 which you are filing with the Securities and Exchange Commission, on Form SB-2 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 2 million shares of your Common Stock (the "Stock") issuable pursuant to the 1998 Registration Statement file No. 333-58137 when effective.

         In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and not others:

         1. Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3. Certified Resolutions adopted by the Board of Directors of the Company authorizing the Plan and the issuance of the Stock.

         4.       The Registration Statement.

         I have not undertaken, nor do I intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy of accuracy of such documents and records.

         Based on the foregoing, it is my opinion that the Stock to be issued under the Registration Statement, when issued, will be duly and validly authorized, fully paid and non-assessable.

         I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Stock.

         I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of Florida and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

         By giving you this opinion and consent, I do not admit that I am a expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

         The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.


                                                    Sincerely,

                                                    /s/ Michael A. Littman
                                                        Michael A. Littman

                                  EXHIBIT 10.4

                            To be filed by Amendment

                                  EXHIBIT 24.1

                               Michael A. Littman
                                 Attorney at Law
                            10200 W. 44th Ave., #400
                              Wheat Ridge, CO 80033
                       (303) 422-8127 Fax: (303) 422-7796




                                     CONSENT



         I hereby consent to the use in the Form SB-2/A of Continental Capital & Equity Corporation under the Securities Act of 1933, of my opinion letter dated September 10, 1998.



                                                        /S/ MICHAEL A. LITTMAN
                                                        Michael A. Littman
                                                        Attorney at Law
                                                        September 10, 1998

                                  EXHIBIT 24.2

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                    CONTINENTAL CAPITAL & EQUITY CORPORATION



         We consent to the reference of our firm under the caption "Experts" and the use of our report dated March 4, 1998, except for Notes 8 and 9, as to which the date is June 22, 1998, in the Registration Statement (Form SB-2) and related Prospectus, Amendment No. 1, of Continental Capital & Equity Corporation for the registration of 2,000,000 shares of its common stock.







                               Moore Stephens Lovelace, P.A.
                               Orlando, Florida
                               September 10, 1998